UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WINDSTREAM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To be Held May 5, 2010

To the Stockholders of Windstream Corporation:

Notice Is Hereby Given That the 2010 Annual Meeting of Stockholders of Windstream Corporation (“Windstream”) will be held at the Capital Hotel, 111 West Markham, Little Rock, Arkansas 72201, on Wednesday, May 5, 2010 at 11:00 a.m. (local time), for the following purposes:

1.	To elect eight directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death;

2.	To adopt and approve the Amended and Restated 2006 Equity Incentive Plan, a copy of which is attached to this proxy statement as Appendix A;

3.	To consider and approve an advisory (non-binding) resolution concerning the Company’s executive compensation policies;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant for 2010;

5.	To vote on a stockholder proposal; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of Common Stock of record at the close of business on March 17, 2010 are entitled to notice of and to vote at the meeting or at any adjournment or postponement thereof.

Beginning on March 26, 2010, we began mailing our stockholders a notice containing instructions on how to access our 2009 Annual Report, Proxy Statement and Annual Report on Form 10-K and to vote online. The notice also included instructions on how to receive those Annual Meeting materials by mail. If you received those Annual Meeting materials by mail, the proxy card from the Board of Directors was enclosed with this notice and those materials.

By Order of the Board of Directors,

John P. Fletcher
Secretary

Little Rock, Arkansas

March 26, 2010

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO RECORD YOUR VOTE PROMPTLY. PRIOR TO THE MEETING YOU MAY VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL.

Importance notice regarding the availability of proxy materials for the 2010 Annual Meeting of Stockholders to be held on May 5, 2010. Windstream’s Proxy Statement and Annual Report to security holders for the fiscal year ended December 31, 2009 is also available at www.windstream.com.

WINDSTREAM CORPORATION

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

www.windstream.com

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Windstream Corporation (“Windstream”) to be used at its 2010 Annual Meeting of Stockholders. The meeting will be held at the Capital Hotel, 111 West Markham, Little Rock, Arkansas 72201 on Wednesday, May 5, 2010 at 11:00 a.m. (local time)

INTERNET AVAILABILITY OF PROXY MATERIALS

Under U.S. Securities and Exchange Commission (SEC) rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Beginning March 26, 2010, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a notice containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The notice also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This new process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

VOTING INFORMATION

Shares represented by properly executed proxies will be voted at the annual meeting of stockholders (“the Annual Meeting”). If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. If no choice is specified by a stockholder, the proxy will be voted in accordance with the recommendations of the Windstream Board of Directors.

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of Windstream, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

The close of business on March 17, 2010 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote [•] shares of Common Stock. This proxy statement is being made available to stockholders beginning on March 26, 2010.

Required Vote.    On all matters to be acted upon at the meeting, each share of common stock is entitled to one vote per share. Windstream’s Bylaws were amended by the Board of Directors in February 2010 to require that, in an uncontested election, each director be elected by the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy (in other words, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), a plurality standard would apply to election of directors, and under a plurality standard the nominees for election of directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares represented in person or by proxy and entitled to vote would be elected directors. The 2010 election has been determined to be an uncontested election, and the majority vote standard will apply.

If a nominee who is serving as a director is not elected at the Annual Meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws beginning in 2010, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Governance Committee would consider the tendered resignation of any nominee who failed to receive a majority vote and make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Governance Committee’s recommendation to it within 90 days from the date the election results are certified and then publicly disclose its decision and the rationale behind it. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2010, all director nominees are currently serving on the Board.

All other matters to be submitted to a vote by the stockholders at the Annual Meeting must be approved by the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The advisory vote on executive compensation (Proposal No. 3) and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountant for 2010 (Proposal No. 4) are matters considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposals No. 3 and No. 4.

The election of directors (Proposal No. 1), the adoption and approval of the Amended and Restated 2006 Equity Incentive Plan (Proposal No. 2) and the shareholder proposal (Proposal No. 5) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, No. 2 and No. 5.

Effect of Broker Non-Votes and Abstentions.    Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. Broker non-votes and abstentions will have no effect on the proposal relating to the election of directors because they will not be considered votes cast. In the case of each of the other proposals, broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. Approval of these other proposals requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore broker non-votes and abstentions could prevent the approval of these other proposals because they do not count as affirmative votes. In order to minimize the number of broker non-votes, Windstream encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the notice of internet availability of proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The number of directors that serve on the Windstream Board of Directors is currently set at nine and may be fixed from time to time in the manner provided in Windstream’s Bylaws. Mr. Frank Reed will not be standing for election as director at the 2010 Annual Meeting of Stockholders because he will have reached the mandatory retirement age for directors under Windstream’s Corporate Governance Board Guidelines. The remaining eight current members of the Board of Directors will stand for election as directors at the 2010 Annual Meeting of Stockholders, and the size of the Board is expected to be fixed at eight at such time. Directors are elected to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death. The slate of eight nominees set forth below has been chosen by the Board upon the recommendation of the Governance Committee.

As part of the merger agreement with Iowa Telecommunications Services, Inc. (“Iowa Telecom”), Windstream has agreed to cause Alan L. Wells to be appointed to its board of directors effective as of the closing of the merger. Mr. Wells is the Chairman of the Board of Directors and Chief Executive Officer of Iowa Telecom. Windstream expects to appoint Mr. Wells to serve until the 2011 Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier removal, resignation or death. Following the appointment of Mr. Wells and the resignation of Mr. Reed, the size of the Board is expected to be fixed at nine.

Unless otherwise directed, the persons named in the form of proxy for the Annual Meeting will vote that proxy for the election of the eight persons named below. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, Windstream Board Committees, age, and the year in which each such person was initially elected as a Windstream director. As required by recently adopted SEC disclosure rules, the following description of each director also outlines the specific experience, qualifications, attributes or skills that support the Board’s conclusion that the nominee should serve as a director.

Carol B. Armitage, age 52, has served as a director of Windstream since September 2007 and serves on the Audit Committee and the Governance Committee. Ms. Armitage has served as a telecommunications consultant since 1998. From 1995 to 1997 she served as Senior Vice President, Technology and Strategy at General Instruments. Prior to 1995 she held various management and engineering positions during sixteen years of service with Bell Laboratories and Network Systems (which later became Lucent). Since 2000, Ms. Armitage has served as Vice Chairman of SCALA, Inc.

Samuel E. Beall, III, age 59, has served as a director of Windstream since November 2006 and serves on the Compensation Committee and Governance Committee. Mr. Beall has served as Chairman of the Board and Chief Executive Officer of Ruby Tuesday, Inc. since May 1995 and also as President of Ruby Tuesday, Inc. since July 2004. Ruby Tuesday, Inc. is a New York Stock Exchange listed company that owns and operates casual dining restaurants under the Ruby Tuesday brand.

Dennis E. Foster, age 69, has served as Chairman of the Board of Windstream since February 2010. From July 2006 to February 2010, he served as Lead Director, and Mr. Foster continues to perform the role of Lead Director in his role as Chairman. Mr. Foster was a director of Alltel Holding Corp. (a predecessor corporation to Windstream) from June 2006 to July 2006. Mr. Foster serves as Chairman of the Governance Committee and is a member of the Compensation Committee. Mr. Foster is a principal in Foster Thoroughbred Investments (thoroughbred racing, breeding and training operations) in Lexington, Kentucky, which he joined in June 1995. Mr. Foster served as a director of Alltel Corporation from 1998 through 2006. Prior to his retirement in 2000, Mr. Foster held a number of leadership positions in the telecommunications industry, including President and Chief Executive Officer of 360° Communications and Senior Vice President of the Local Telecommunications Division of Sprint Corporation, and he has

over 40 years of experience in the telecommunications industry. Mr. Foster is also a director and Chairman of the Compensation Committee of YRCW (Yellow Roadway Corporation Worldwide) and a director and Chairman of the Audit Committee of NiSource Inc.

Francis X. (“Skip”) Frantz, age 56, has served as a director of Windstream since 2006 and served as Chairman of the Board of Alltel Holding Corp. from December 2005 to July 2006 and of Windstream from July 2006 until February 2010 when, to enhance Windstream’s corporate governance profile, Mr. Frantz and the Board determined to select a Chairman who is “independent”, as defined by applicable stock exchange rules (because of compensation arrangements implemented in connection with the 2006 spin-off of Windstream from Alltel Corporation, Mr. Frantz is not “independent” and, as currently defined, would not qualify as “independent” until 2013). Mr. Frantz has served as Chairman of XSell, LLC (a provider of customer interaction technology) in Jacksonville, Florida, since February 2010. Prior to January 2006, Mr. Frantz was Executive Vice President-External Affairs, General Counsel and Secretary of Alltel Corporation. Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s mergers and acquisitions negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services, and corporate governance, in addition to serving as Alltel’s chief legal officer. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of USTelecom, a telecom trade association. Because Mr. Frantz is not “independent”, he is disqualified, under applicable stock exchange rules, from serving on the Audit, Compensation, or Governance Committees.

Jeffery R. Gardner, age 50, President and Chief Executive Officer of Windstream since July 2006. Mr. Gardner has been a director of Windstream since July 2006 and was a director of Alltel Holding Corp. from December 2005 to July 2006. Alltel Corporation appointed Mr. Gardner in December 2005 to serve as President and Chief Executive Officer of Alltel Holding Corp. Prior to January 2006, Mr. Gardner was the Executive Vice President and Chief Financial Officer of Alltel. Mr. Gardner has been in the communications industry since 1986 and joined Alltel in 1998 when Alltel and 360º Communications merged. While with 360° Communications, he held a variety of other senior management positions such as Senior Vice President of Finance, President of the Mid-Atlantic Region, Vice President and General Manager of Las Vegas and Director of Finance. Since 2008, he has served as a member of the Executive Committee of USTelecom, a telecom trade association. He is a director and a member of the Audit Committee of RF Micro Devices, based in Greensboro, North Carolina.

Jeffrey T. Hinson, age 55, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Hinson also serves as a member of the Audit Committee and the Governance Committee and is expected to become Chair of the Audit Committee following the retirement of Mr. Reed in May 2010. Mr. Hinson has served as President of YouPlus Media, LLC, since June 2009. From July 2007 to June 2009, Mr. Hinson served as the President and Chief Executive Officer and a member of the board of directors of Border Media Partners, LLC. Mr. Hinson served as a financial consultant from January 1, 2006 to June 30, 2007. Mr. Hinson served as a consultant to Univision Communications Inc., a Spanish language media company in the United States from July 2005 to December 2005. Mr. Hinson served as Executive Vice President and Chief Financial Officer of Univision Communications from March 2004 to June 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications in 2003 and became the radio division of Univision Communications. Mr. Hinson is a director and Chairman of the Audit Committee of LiveNation and a director and Chairman of the Audit Committee of TiVo, Inc. The Windstream Board has determined that Mr. Hinson qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission (“SEC”).

Judy K. Jones, age 66, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Ms. Jones also serves as a member of the Audit Committee and the Governance Committee. She is currently a member of the board of directors of Lovelace Respiratory Research Institute and of Lovelace Scientific Resources. She held various senior administrative positions at the University of New Mexico from 1988 to 2006, including Vice President for Advancement, Associate Vice President for Strategic Initiatives (Health Sciences Center) and Chief of Staff to the President of the University. The Windstream Board has determined that Ms. Jones qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

William A. Montgomery, age 61, has served as a director of Windstream since July 2006 and served as a director of Alltel Holding Corp. from June 2006 to July 2006. Mr. Montgomery also serves as Chairman of the Compensation Committee and is a member of the Governance Committee. Mr. Montgomery has been a private investor since 1999. From 1989 to 1999, Mr. Montgomery was Chief Executive Officer of SA-SO Company, a company engaged in the distribution of municipal and traffic control products based in Dallas, Texas. Prior to 1989, Mr. Montgomery worked as a registered representative in the financial services industry and has over 12 years of experience in the financial services industry, most recently serving with Morgan Stanley in the Private Client Services group from 1985 to 1989.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE FOREGOING NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

BOARD AND BOARD COMMITTEE MATTERS

During 2009, there were twenty meetings of Windstream’s Board. All of the directors attended 75% or more of the meetings of the Windstream Board of Directors and Board Committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders. Each director attended the 2009 Annual Meeting of Stockholders.

The Windstream Board of Directors has affirmatively determined that all of the nominees for director, except Messrs. Francis X. Frantz and Jeffery R. Gardner, have no material relationship with Windstream and are independent directors under NASDAQ listing standards. Each of the director nominees was elected at the 2009 Annual Meeting of Stockholders.

The Board has adopted categorical standards for use in determining whether any relationship between a director and Windstream is a material relationship that would impair the director’s independence. Specifically, the Board has determined that one or more relationships between a director and Windstream during the past three fiscal years will not constitute a material relationship that would interfere with the director’s exercise of independent judgment if each such relationship falls within one or more of the following categorical standards:

(1)	The director, or one or more members of the director’s immediate family, purchased services or products from Windstream in the ordinary course of business and on terms generally available to employees or customers;

(2)	The director, or one or more members of the director’s immediate family, was either a director of an entity or owned five percent or less of an entity, or both, that has a business relationship with Windstream, as long as the director or immediate family member was not an executive officer or employee of such entity;

(3)	The director or one or more members of the director’s immediate family was a director or trustee of an entity that had a charitable relationship with Windstream and that made payments to, or received from, Windstream in any fiscal year in an amount representing less than $500,000 for the year in question;

(4)	The director or a member of the director’s immediate family was a partner, controlling shareholder, executive officer or employee of an entity that made payments to, or received payments from, Windstream in any year in question that account for less than $200,000 or, if greater, five percent of the entity’s consolidated gross revenues for the year in question.

Since the inception of Windstream, the positions of Chief Executive Officer and Chairman have been held by separate individuals. The Board of Directors believes this board leadership structure improves the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management to serve in the role of Chairman. Mr. Gardner has served as Windstream’s CEO from 2006 to the present, and Mr. Frantz served as Chairman of Windstream from 2006 to 2010. In 2010, in order to enhance Windstream’s corporate governance profile, Mr. Frantz and the Board of Directors determined to select a Chairman who is “independent”, as defined by applicable stock exchange rules. Although Mr. Frantz has not been an officer or employee of Windstream for more than three years, he is not “independent” and, as currently defined, would not qualify as “independent” prior to 2013, because of compensation arrangements implemented in connection with his departure from Alltel and the 2006 spin-off of Windstream from Alltel Corporation. Appointing an independent Chairman also simplifies Windstream’s corporate governance structure by allowing the Chairman to convene executive sessions with independent directors and dispensing with the need for a separate director to discharge the role of Lead Director.

The standing Committees of the Windstream Board of Directors are the Audit Committee, Compensation Committee and the Governance Committee. Each of the Audit, Compensation, and Governance Committees has a written charter and is comprised entirely of independent directors, as defined under NASDAQ listing standards. A brief description of the functions of the Audit, Compensation, and Governance Committees is set forth below.

The Windstream Corporate Governance Board Guidelines specify that the independent directors of the Board must meet at regularly scheduled executive sessions without management and that an independent director selected from time to time by the independent directors shall preside at executive sessions of independent directors. The Windstream Board of Directors has designated Mr. Foster, Chairman of the Board, to serve as the Lead Director to preside at the executive sessions until his successor is appointed. During 2009, the executive sessions of the independent directors specified in the Board Guidelines generally occurred at the end of each regular meeting of the Board.

The Audit Committee held five meetings during 2009. The Audit Committee assists the Windstream Board of Directors in overseeing Windstream’s consolidated financial statements and financial reporting process, disclosure controls and procedures and systems of internal accounting and financial controls, independent auditors’ engagement, performance, independence and qualifications, internal audit function, and legal and regulatory compliance and ethics programs as established by Windstream management and the Board of Directors. The Audit Committee has been established by the Windstream Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Windstream and the audits of the consolidated financial statements of Windstream as contemplated by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The members of the Audit Committee are Messrs. Hinson and Reed and Mses. Armitage and Jones, and the Windstream Board of Directors has determined that each of Messrs. Hinson and Reed and Ms. Jones is an “audit committee financial expert,” as defined by the rules of the SEC.

The Compensation Committee held four meetings during 2009. The Compensation Committee assists the Windstream Board of Directors in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. For more information regarding the Compensation Committee, see “Management Compensation — Compensation Discussion and Analysis”.

The Governance Committee held two meetings during 2009. In February 2010, the Board of Directors expanded the Governance Committee to include all independent directors of Windstream. The Governance Committee oversees Windstream’s director nomination and screening process, succession planning for the Chief

Executive Officer position, the annual self-evaluation of the Board and each Board Committee, and compliance with Windstream’s related party transaction policy and stock ownership guidelines. On an annual basis, the Governance Committee reviews and assesses Windstream’s Corporate Governance Board Guidelines and recommends any proposed changes to the Board of Directors for approval.

The Governance Committee identifies individuals qualified to become members of the Windstream Board of Directors and recommends director nominees to the Board for each annual meeting of stockholders. The Governance Committee identifies candidates through various methods, including recommendation from directors, management, and stockholders. The Governance Committee has the sole authority to retain and terminate search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Committee recommends director nominees to the Board for approval. The Governance Committee periodically reviews with the Chairman and the Chief Executive Officer the appropriate skills and characteristics required of Board members in the context of the composition of the Board and an assessment of the needs of the Board from time to time. The Governance Committee considers applicable Board and Board committee independence requirements imposed by Windstream’s Corporate Governance Board Guidelines, the NASDAQ listing standards, and applicable law. The Governance Committee also considers, on a case-by-case basis, the number of other boards and board committees on which a director candidate serves. The Governance Committee seeks candidates who evidence personal characteristics of high personal and professional integrity; intelligence and independent judgment; broad training and experience at the policy-making level in business; a commitment to serve on the Board over a period of several years to develop knowledge about Windstream, its strategy, and its principal operations; a willingness to evaluate management performance objectively; and the absence of activities or interests that could conflict with the director’s responsibilities to Windstream. The Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Governance Committee considers diversity in its selection of nominees and seeks to have a board that reflects a diverse range of views, backgrounds and experience. The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee in accordance with the substantive and procedural requirements set forth in Windstream’s Bylaws, as discussed below under the caption “Other Matters.” The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.

Management of Windstream has the primary responsibility for managing the risks facing Windstream, subject to the oversight of the Board of Directors. Each Committee of the Board assists the Board of Directors to discharge its risk oversight role by performing the subject matter responsibilities outlined above in the description of each Committee. The Board of Directors retains full oversight responsibility for all subject matters not assigned to Committees including risks presented by business strategy, competition, regulation, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors supplements its ability to discharge its risk oversight role by receiving a report on the results of an annual risk assessment of Windstream that is prepared by the Internal Audit Department. This survey is used primarily to assist the Internal Audit Department to prepare the scope of its annual audit plan, subject to the review and approval of the Audit Committee. Internal Audit prepares the risk assessment by conducting risk assessment interviews and surveys with management across the company to identify individual process and company-wide risks. Internal Audit also conducts separate interviews with members of the Board to supplement the input provided by management. Internal Audit presents an annual report to the Audit Committee and the full Board on the top risks to Windstream identified by the assessment process.

Windstream’s Corporate Governance Board Guidelines, its code of ethics policy entitled “Working With Integrity”, and the charters for the Audit, Compensation and Governance Committees are available on the Investor Relations page of the Windstream Corporation website at www.windstream.com/investors. Copies of each of these documents are also available to stockholders who submit a request to Windstream Corporation, ATTN: Investor Relations, 4001 Rodney Parham Road, Little Rock, AR 72212. Stockholders and other interested parties may contact the Chairman of the Board or the non-management directors of the Windstream Board of Directors by writing to Windstream Corporation, ATTN: Chairman of the Board or Non-Management Directors, c/o Corporate Secretary, 4001 Rodney Parham Road, Little Rock, AR 72212.

STOCK OWNERSHIP GUIDELINES

The Windstream Board of Directors has adopted minimum stock ownership guidelines for Windstream’s directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of Windstream Common Stock valued at least five times the annual cash retainer paid to non-management directors. Executive officers are expected to maintain beneficial ownership of shares of common stock at the following levels: ten times base salary for the Chief Executive Officer; five times base salary for each of the Chief Financial Officer, Chief Operating Officer and General Counsel; and three times base salary for all other executive officers. Directors have a transition period of five years from their initial election (or, for incumbent directors as of November 2006, until the date of the 2011 Annual Meeting of Stockholders), and executive officers have a transition period of three years from their initial election to meet the applicable ownership guidelines and, thereafter, one year to meet any increased ownership requirements resulting from changes in stock price, annual base fee, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines impose a retention ratio that provides that each officer and director is expected to retain at least 50% of the shares received, net of tax payment obligations, upon the vesting of restricted stock or the exercise of stock options. Directors and officers are also required to hold for at least six months all shares received, net of tax payment obligations, upon vesting of restricted stock or the exercise of stock options. For the purposes of the guidelines, unvested shares of restricted stock are considered to be owned.

Based on the foregoing, the table below sets forth the number of shares of Common Stock that each named executive officer is expected to own by the 2010 Annual Meeting of Stockholders, which amounts were determined based on each person’s position with Windstream and base salary as of the date of Windstream’s 2009 Annual Meeting of Stockholders:

Named Executive Officer	Guideline Share Amount
Jeffery R. Gardner	1,131,278
Anthony W. Thomas	97,602
Brent Whittington	285,388
John P. Fletcher	235,445
Richard J. Crane	53,728

Based on current ownership amounts, Windstream expects that each of its executive officers will be in compliance with the stock ownership guidelines at the time of the 2010 Annual Meeting of Stockholders. Following the 2010 Annual Meeting of Stockholders, the executive officers will have until 2011 Annual Meeting of Stockholders to meet increased share guidelines resulting from changes in stock price, annual base salary or ownership levels since the 2010 Annual Meeting of Stockholders. The actual shares held by the executive officers can be found in the Security Ownership of Directors and Executive Officer’s table.

All non-management directors except for Ms. Armitage who was an incumbent director in 2006 is expected to own 21,929 shares of common stock by the 2011 Annual Meeting of Stockholders, and Ms. Armitage is expected to own 21,216 shares of common stock by the 2012 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information, as of March 1, 2010, as to shares of Windstream common stock beneficially owned by each director, named executive officer who was serving as an executive officer at the end of 2009, and by all directors and executive officers of Windstream as a group. Except as otherwise indicated by footnote, the nature of the beneficial ownership is sole voting and investment power, and no shares are pledged as security:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owners	Shares Beneficially Owned(1)	Unvested Restricted Shares(2)	Total Shares Beneficially Owned	Percent of Class (if 1% or more)
Non-Management Directors				*
Carol B. Armitage	18,500	7,766	26,266	*
Samuel E. Beall, III	21,135	7,766	28,901	*
Dennis E. Foster	128,184	7,766	135,950	*
Francis X. Frantz	625,555	7,766	633,321	*
Jeffrey T. Hinson	23,948	7,766	31,714	*
Judy K. Jones	21,704	7,766	29,470	*
William A. Montgomery	38,358	7,766	46,124	*
Frank E. Reed	47,920	7,766	55,686	*

Named Executive Officers
Jeffery R. Gardner	718,328	734,783	1,453,111	*
Anthony W. Thomas	54,453	94,161	148,614	*
Brent Whittington	134,969	183,694	318,663	*
John P. Fletcher	117,727	127,314	245,041	*
Richard J. Crane	68,574	76,536	145,110	*

All Directors and Executive Officers as a Group	2,019,355	1,278,616	3,297,971	*

* indicates less than 1 percent

(1)    Excludes unvested restricted shares and includes shares of common stock owned directly and shares held in the person’s account under the Windstream 401(k) Plan, which are as follows: Gardner 625, Thomas 277, Whittington 1,912, Fletcher –0–, and Crane 232.

(2)    Unvested shares of restricted stock are deemed beneficially owned because grantees of unvested restricted stock under Windstream’s equity compensation plans hold the sole right to vote such shares. To date, Windstream has not granted stock options or other similar instruments that would provide the right to acquire beneficial ownership of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is information, as of March 1, 2010, with respect to any person known to Windstream to be the beneficial owner of more than 5% of any class of Windstream’s voting securities, all of which are shares of common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	26,575,463	5.82%

(1)    Based upon information contained in the Schedule 13G filed on January 20, 2010, BlackRock, Inc. has sole voting and investment control over these shares.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

This report provides information concerning the Compensation Committee of Windstream Corporation’s Board of Directors. The Compensation Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Compensation Committee is comprised entirely of independent directors, as defined and required by NASDAQ listing standards.

The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion and Analysis” contained in Windstream Corporation’s Proxy Statement on Schedule 14A for the 2010 Annual Meeting of Stockholders and has discussed such disclosures with the management of Windstream Corporation. Based on such review and discussion, the Compensation Committee recommended to the Windstream Board of Directors that the “Compensation Discussion and Analysis” be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Windstream Corporation’s Proxy Statement on Schedule 14A for the 2010 Annual Meeting of Stockholders for filing with the Securities and Exchange Commission.

The Compensation Committee

William A. Montgomery, Chairman
Samuel E. Beall, III
Dennis E. Foster

AUDIT COMMITTEE REPORT

This report provides information concerning the Audit Committee of Windstream Corporation’s Board of Directors. The Audit Committee’s Charter is available on the Investor Relations page of Windstream Corporation’s website at www.windstream.com/investors. The Audit Committee is comprised entirely of independent directors, as defined and required by NASDAQ listing standards and comprised entirely of directors who are financially literate. Additionally, Messrs. Reed and Hinson and Ms. Jones qualify as audit committee financial experts.

In connection with its function to oversee and monitor Windstream Corporation’s financial reporting process, the Audit Committee has reviewed and discussed with Windstream Corporation’s management the audited consolidated financial statements for the year ended December 31, 2009; discussed with PricewaterhouseCoopers LLP, Windstream Corporation’s independent registered public accountant, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board Rule 3200T; received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Windstream Corporation’s Board of Directors that the audited consolidated financial statements for the year ended December 31, 2009 be included in Windstream Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee

Frank E. Reed, Chairman
Carol B. Armitage
Jeffrey T. Hinson
Judy K. Jones

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy.    Windstream’s executive compensation program is designed to achieve the following objectives:

•	Align management’s interests with the long-term interests of Windstream’s stockholders;
•	Provide competitive compensation and incentives to attract and retain key executives; and
•	Provide total compensation to Windstream’s executives that is consistent with the interests of Windstream’s stockholders.

Compensation Committee.    Windstream’s Compensation Committee is presently comprised of William A. Montgomery, Chair, Dennis E. Foster and Samuel E. Beall, III. The Windstream Board has determined that each member of the Compensation Committee is an independent director under NASDAQ listing standards, a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans, and awards for Windstream’s directors and principal officers. The Compensation Committee annually reviews and approves goals relevant to Mr. Gardner’s compensation and, based on an annual evaluation of these performance goals, determines and approves Mr. Gardner’s compensation. The Committee conducts this review using a survey of compensation data of comparable employers that is prepared by the Committee’s outside compensation consultant based on criteria specified by the Committee.

The Compensation Committee has the sole authority to retain and terminate any executive compensation consultant to be used in the evaluation of director, CEO or executive officer compensation and to approve the consultant’s fees and other retention terms. The Compensation Committee engaged Watson Wyatt & Company (“Watson Wyatt”) to assist the Committee in the review and design of Windstream’s executive compensation program for 2009 and 2010, and to provide information on competitive market practices and survey data for both plan design and compensation levels. During 2009, Watson Wyatt performed no other services for the Company outside of these services. For 2009, the Compensation Committee used market benchmark surveys compiled by Watson Wyatt from published survey data, and attached to this proxy statement as Appendix B is the list of companies who were included by Watson Wyatt in the benchmark survey. Regression analysis was used to normalize for differences in revenue between companies. In addition, data was summarized from the proxy statement filings of the following companies: CenturyTel, Embarq, Frontier, Qwest, AT&T, Verizon, Alltel, Sprint/Nextel, Comcast, DirecTV, Time Warner Cable, Dish Network Corp., Clear Channel, Cablevision, Charter and Scripps. The summary of compensation from proxy statement filings is prepared at the Compensation Committee’s request, and it serves as an additional reference to assist the Compensation Committee in its assessment and use of the primary market data.

Windstream’s management assists the consultant in the preparation of these surveys by providing historical compensation information and by reviewing and commenting on preliminary drafts of the survey reports. At the first Compensation Committee meeting of each year (which is expected to be held in early February of each year), the Compensation Committee reviews and approves executive compensation for such year. Based on the compensation surveys and compensation principles previously specified by the Compensation Committee, Mr. Gardner and members of Windstream’s Human Resources department prepare recommendations for compensation levels for executive officers in consultation with the Compensation Committee’s consultant, except that no recommendation is made for Mr. Gardner’s compensation. The Compensation Committee then meets to review and determine Mr. Gardner’s compensation and reviews and recommends the compensation for all other executive officers. The Compensation Committee determines Mr. Gardner’s compensation, and recommends the compensation of all other executive officers, based on an evaluation of a number of factors, including historical compensation, individual performance, retention considerations, discussions with Windstream management including Mr. Gardner, compensation survey data, the strategic importance of each position, general economic conditions, and discussions with the compensation consultant. The Windstream Board approves or, in the case of Mr. Gardner’s compensation, ratifies the actions of the Compensation Committee.

Elements of Compensation.    The compensation of Windstream’s executive officers consists of three principal components:

•	Base salary;
•	Short-term (annual) cash incentive payments; and
•	Long-term incentives in the form of equity-based compensation.

The compensation program for all executive officers also includes the Windstream 2007 Deferred Compensation Plan, the Windstream 401(k) Plan, a change-in-control agreement, and other limited perquisites. Windstream has also entered into an employment agreement with Mr. Gardner, and certain executive officers are eligible to participate, on a grandfathered-basis, in the Windstream Pension Plan and the related Windstream Benefit Restoration Plan.

2009 Compensation Philosophy.    The Compensation Committee considers the total compensation of each executive officer as well as the allocation of compensation among base salary, short-term incentive compensation, and equity-based compensation for determining compensation levels. In 2008 and prior years, the Compensation Committee pursued a philosophy of targeting each element of total compensation at levels between 50th and 75th percentile of comparative market survey data. As part of its annual compensation review in February 2009, the Compensation Committee froze the compensation for all named executive officers at the levels approved for 2008. While consideration was given to the comparative market survey data, the Compensation Committee implemented these actions for 2009 based upon the recommendation of management in response to the difficult economic conditions that were expected to be experienced as a result of the general economy. This decision, coupled with the elimination of reimbursement for country club memberships and financial planning expenses, resulted in a reduction in total direct compensation for all named executive officers.

The Compensation Committee believes that a substantial portion of executive compensation should be at risk through allocation of compensation to short-term cash incentives and long-term equity-based incentives. The following table illustrates the allocation for each named executive officer for 2009:

Named Executive Officer	Percentage of Total Direct Compensation Allocated to Short-term Incentive and Performance-Based Equity Compensation (%)	Percentage of Total Direct Compensation Allocated to Equity- Based Compensation (%)
Jeffery R. Gardner	82%	65%
Anthony W. Thomas	37%	33%
Brent Whittington	45%	50%
John P. Fletcher	44%	47%
Richard J. Crane	40%	45%

Total direct compensation for these purposes equals base salary, short-term cash incentive payment at target levels and the full up-front fair value of equity-based awards determined in accordance with authoritative guidance on share-based compensation.

Management Changes During 2009.     In August 2009, Windstream appointed Brent Whittington to the position of Chief Operating Officer and Anthony W. Thomas to the position of Chief Financial Officer. Prior to these appointments, the Compensation Committee reviewed the compensation of each of the affected executive officers and made recommendations to the Board of Directors to change their compensation. Based on a number of factors including the increased responsibilities involved in each promotion and the higher compensation levels for each new position as demonstrated by comparative market survey data, the Compensation Committee recommended an increase in the base salary for each individual and, in the case of Mr. Thomas, an increase in the target payout percentage for annual incentive compensation from 40% to 70%. The Windstream Board of Directors approved all of the compensation actions recommended by the Compensation Committee.

2010 Compensation.    In February 2010, the Compensation Committee approved increases in elements of total direct compensation for named executive officers using its historical methodology for years prior to 2009, except that the Compensation Committee utilized comparative market data as a reference point and did not specifically target compensation between the 50th and 75th percentile levels shown in the survey. This de-emphasis of comparative market data is due to a number of factors including the fact that Windstream executives now have more tenure in their positions than compared to the first three years of Windstream and so greater weighting was given to individual performance. Additionally, Windstream’s freeze of all elements of total direct compensation in 2009 appeared to cause Windstream’s compensation levels to diverge from market compensation levels, which appeared to fluctuate, particularly the equity-based compensation, which was impacted by volatile market valuations and difficult economic conditions.

The Compensation Committee also established the two performance objectives for its annual cash incentive plan: The first objective is weighted at 80% and will be based on achievement of Windstream’s operating income before depreciation and amortization (“OIBDA”). The second objective is weighted at 20% and will be determined based on Windstream’s achievement of certain strategic initiatives during 2010, which are the pending data center migration, the integration of the acquisition of D&E Communications, Inc., Lexcom, Inc., and NuVox, Inc. and the pending acquisition of Iowa Telecommunication Services, Inc., and revenues from business sales.

The Compensation Committee also determined that dividends associated with performance-based restricted stock will accrue and not be paid if and until the time the performance-based conditions have been satisfied. This change went into effect with the 2010 equity grants. Additionally, the Compensation Committee recommended the adoption of a clawback policy to apply to certain compensation paid to executive officers beginning in 2010 and the inclusion of the Management Say on Pay resolution that is included in this proxy statement as Proposal Number 3.

Base Salary.    Base salary is designed primarily to provide competitive compensation that reflects the contributions and skill levels of each executive.

Short-Term Cash Incentive Payments.    Windstream maintains short-term cash incentive plans which are designed primarily to motivate executives to achieve company-wide performance goals over annual or quarterly periods. Under these plans, the Compensation Committee sets different target payout amounts (as a percentage of base salary) for all executive officers in order to reflect such individual’s contributions to Windstream and the market level of compensation for such position. The Compensation Committee has adopted short-term incentive plans as part of its goal to make a substantial portion of total direct compensation at risk.

During 2009, the executive officers participated in a cash short-term incentive plan based on Windstream’s achievement of OIBDA, which is a non-GAAP financial measure and is one of the principal measures used by Windstream to communicate its financial performance in its quarterly earnings releases. Windstream provides the methodology for calculating non-GAAP measures in the Current Report on Form 8-K that accompanies its quarterly earnings releases. The OIBDA measure excludes the post-acquisition financial results of D&E Communications, Inc. and Lexcom, Inc., as these amounts were not included in the goals for 2009. The OIBDA measure also excluded non-cash pension expense in 2009. Windstream utilized OIBDA as the performance metric for 2009 because it is a critical indicator of Windstream’s ability to generate sustainable cash flows over a long period of time.

Under the Windstream short-term incentive plan, executive officers were eligible to receive payments in proportion to Windstream’s achievement of the performance goal that was set at minimum (or threshold), intermediate, target and maximum levels. The executive officers were eligible to receive 25% to 200% of these target payout amounts if threshold or maximum levels, respectively, were achieved. No payout would be made if performance was below the threshold level. During 2009, the target performance goal was the achievement of OIBDA of $1,604 million. Windstream’s actual performance for OIBDA for 2009 was $1,597 million, which reflected an approximate 93% achievement against the target performance goal for OIBDA. The following table shows the target and actual payouts under the short-term incentive plan for 2009:

Named Executive Officer	Target Payout Percentage		Actual Payout Percentage
Jeffery R. Gardner	100%		93%
Anthony W. Thomas	53	%(1)	49%
Brent Whittington	70%		65%
John P. Fletcher	70%		65%
Richard J. Crane	50%		46%

(1)    Prior to his appointment to CFO in August 2009, Mr. Thomas had a target payout percentage of 40%. As CFO, Mr. Thomas’ target payout percentage was 70%.

The Compensation Committee believes the payouts reflect the solid financial performance driven by Windstream’s management amid difficult economic conditions and continued delivery of industry leading operating metrics. Windstream’s management was able to deliver these results while engaging in a high level of activity regarding strategic initiatives including entering into definitive agreements to acquire four companies, completing the integration of the D&E Communications, Inc. billing systems, raising $1.1 billion in new financing, and extending the maturity profile of its senior secured credit facilities.

Equity-Incentive Awards.    Windstream maintains an equity-based compensation program for executive officers to provide long-term incentives, to better align the interests of executives with stockholders and to provide a retention incentive. The Compensation Committee has implemented its equity-compensation program as part of its goal to make a substantial portion of total direct compensation at risk. The Compensation Committee also prefers equity incentives over cash and has used it exclusively in lieu of cash as the method of providing long-term compensation incentives. Each officer receives a portion of his or her total direct annual compensation for a given year in the form of long-term equity-based incentive compensation.

All Windstream equity compensation awards have been issued as either time-based restricted stock or performance-based restricted stock under the Windstream 2006 Equity Incentive Plan. Windstream has not issued any stock options or other forms of equity compensation to its directors, executive officers or other employees. The Compensation Committee believes that restricted stock or performance-based restricted stock awards are a preferred mechanism of equity compensation compared to stock options or other devices that derive value from future stock price appreciation due to the high-dividend, low-growth profile of Windstream.

For grants of restricted stock made in 2009 and prior years, executive officers have received the rights of a stockholder to vote the restricted stock and to receive any cash dividends paid with respect to the restricted shares during the vesting period. Beginning with equity compensation granted in 2010, the dividends on performance-based restricted stock will accrue and be paid out only when and if the performance conditions are satisfied. Windstream places performance targets on 100% of the grants of restricted stock to Mr. Gardner and 50% for all other executive officers.

The Windstream Board of Directors has delegated responsibility for administration of the 2006 Equity Incentive Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee’s policy to review and approve all equity compensation awards to directors, executive officers and all other eligible employees at its first regularly scheduled meeting of each year, which is expected to occur each February. In determining the number of shares of restricted stock or performance-based restricted stock to award to any individual under the 2006 Equity Incentive Plan, the Compensation Committee divides the approved grant value for such individual by the closing stock price of Windstream common stock on the date that the Compensation Committee approves the award (rounded down to the nearest whole share). As a matter of policy, the Compensation Committee does not approve awards of equity compensation through the adoption of a unanimous written consent in lieu of a meeting.

During 2009, the Compensation Committee approved the following categories of equity compensation awards to executive officers:

•	Time-Based Vesting Awards — For each executive officer other than Mr. Gardner, fifty percent (50%) of each 2009 stock award vests ratably over three years.
•

Performance-Based Vesting Awards — Mr. Gardner received one hundred percent (100%), and each other executive officer received fifty percent (50%) of his or her stock grants in the form of performance-based restricted stock. The stock vests ratably over a three-year period with each year set as a separate performance period. The stock vests only if the performance threshold is met and the executive is still employed on the date of vesting. For 2009, the performance criteria was set at 90% of the OIBDA goal of $1,604 million, and this goal was achieved.

The Compensation Committee will set the performance measure for fiscal years 2011 and 2012 using an OIBDA measure no greater than 90% of the OIBDA goal established by the Company for the short-term incentive plan. For the performance period from January 1 to December 31, 2010, the Compensation Committee has set the performance measure at 90% of the OIBDA goal established by the Company for the internal forecast.

Retention is a key driver of the decision to grant time-based vesting restricted stock. In addition, performance-based vesting restricted stock is also granted to align executives with key long-term company objectives and to preserve the deductibility of compensation related to awards under Section 162(m) of the Internal Revenue Code.

As discussed above, Windstream has adopted minimum share ownership guidelines that apply to Mr. Gardner and all other executive officers. The minimum share ownership guidelines are intended in part to ensure that executive officers retain the shares of Windstream common stock such that they continue to have a material financial interest in Windstream which is aligned with the shareholders. In addition, under Windstream’s insider trading compliance policy, directors and executive officers are prohibited from engaging in any transaction involving derivative securities intended to hedge the market risk in equity securities of Windstream other than purchases of long call options or the sale of short put options that are not closed prior to their exercise or expiration date. The policy also prohibits the purchase of shares on loan or margin and short sales.

Severance Benefits.    Except for Mr. Gardner, Windstream has no agreement or plan to provide severance benefits to executive officers other than benefits that are generally available to all employees under Windstream’s severance plan and benefits available under the change-in-control agreements discussed below. During 2009, the Compensation Committee approved an extension of the employment agreement with Mr. Gardner that includes a severance benefit of three times base salary (at the time of severance), or $2.973 million based on Mr. Gardner’s base salary during 2009. The employment agreement provides for no gross up of taxes for severance outside of a change-in-control situation. The employment agreement provides that Mr. Gardner’s base salary will be no less than $700,000 per year. If Mr. Gardner experiences a separation from service following a change of control, the severance benefits provided under the terms of the change-in- control agreements discussed below will govern, and no severance is available under the employment agreement in such circumstance. The Compensation Committee approved the foregoing severance benefit to Mr. Gardner to recognize the importance of his service and contributions to Windstream, to recognize that it would be difficult for him to find comparable employment during a short period of time following a separation, and to reflect market practice of providing similar severance benefits to the CEO position.

Retirement Plans.    Windstream maintains a defined benefit pension plan and a qualified 401(k) defined contribution plan for its executive officers and employees. Participation in the pension plan is frozen except for a 5 year transition period for participants who were above the age of 40 with at least two years of service at the end of 2005 and bargaining unit employees. Messrs. Gardner and Crane continue to be eligible to accrue benefits under the pension plan until December 31, 2010.

Windstream maintains a 401(k) plan which provides for potential matching employer contributions of up to 4% of a participant’s compensation. The Compensation Committee maintains the 401(k) plan in order to provide employees with an opportunity to save for retirement with pre-tax dollars. The 401(k) plan also allows Windstream to fund its contributions to this plan in a predictable, consistent manner.

Deferred Compensation Plans.    Windstream maintains the 2007 Deferred Compensation Plan to provide a non-qualified deferred compensation plan for its executive officers and other key employees. The Compensation Committee adopted this plan as part of its effort to provide a total compensation package that was competitive with the compensation arrangements of other companies. The plan also offers participants the ability to defer compensation above the IRS qualified plan limits.

Change-In-Control Agreements.    During 2006, the Compensation Committee approved change-in-control agreements for Mr. Gardner and each executive officer in order to provide some protection to those individuals from the risk and uncertainty associated with a potential change-in-control. The Compensation Committee also adopted the change-in-control agreements as part of its efforts to provide a total compensation package that was competitive with the compensation arrangements of other market participants. Prior to approving the change-in-control agreements in 2006, the Compensation Committee specifically engaged Watson Wyatt to review the payment multiples and other terms of the change-in-control agreements, to compare such provisions against prevailing market practices, and to provide recommendations on the final terms of the agreements. When it approved the change-in-control agreements, the Compensation Committee considered the total amount of compensation that each other executive officer would receive in a hypothetical termination under all of the change-in-control benefits described below.

Based on the foregoing, the Compensation Committee approved the payment of change-in-control benefits to the executive officers on a “double-trigger” basis, which means that a change-in-control of Windstream must occur and the officer must terminate employment with Windstream through either a resignation for “good reason” or a termination without “cause” (as those terms are defined in the change-in-control agreement). Upon a qualifying separation from service, the executive officers are eligible for a cash, lump sum payment based upon a multiple of base salary and target bonus of three times for Messrs. Gardner, Whittington, and Fletcher and two times for all other named executive officers.

In the event of a change-in-control, Windstream has also agreed to provide lump sum cash payments equal to the value of medical and dental benefits for a period of 36 months for Messrs. Gardner, Whittington, and Fletcher and 24 months for all other named executive officers. Windstream has also agreed to provide, at its expense, outplacement services from a recognized outplacement provider, except that Windstream’s cost for such services will not exceed $50,000 in the case of Messrs. Gardner, Whittington, and Fletcher and $25,000 in the case of any other named executive officer. Also, under the terms of Windstream’s agreements for its equity compensation awards of restricted stock or performance-based restricted stock, the unvested equity awards held by the executive officers will vest on a “double-trigger” basis that is substantially similar to the events that trigger the cash payments under the change-in-control agreements. For change-in-control agreements adopted prior to 2009, Windstream is obligated to reimburse each executive officer for excise taxes imposed on such individual pursuant to Section 4999 of the Internal Revenue Code as a result of the foregoing payments if the payments exceed 110% of the greatest amount payable to the executive without triggering excise taxes. The change-in-control agreements were amended in 2008 to comply with the final regulations issued under Section 409A of the Internal Revenue Code and to clarify the scope of the non-compete provisions. In consideration of these changes, the term of the agreements was extended one year. No changes have been made to the change-in-control agreements since 2008, except that change in control agreements entered into with executive officers in 2009 did not include a gross-up provision for excise taxes imposed by Section 4999.

Perquisites and Other Benefits.    Beginning in 2009, the reimbursement of country club and financial planning expenses was discontinued for all participants and no new perquisite programs were added.

Windstream permits limited personal use of Windstream’s corporate aircraft by the named executive officers. Under Windstream’s policy, this use cannot interfere with other required business use of the aircraft. Mr. Gardner is allowed to utilize Windstream’s corporate aircraft for personal use pursuant to a time-sharing arrangement in which Mr. Gardner reimburses Windstream for the incremental cost of such use, which primarily includes costs for fuel, maintenance charges allocable to such use and contract-pilot charges and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots, and other general charges related to ownership of the aircraft. Other executive officers are allowed to have family members accompany them on a business trip on the aircraft, subject to seat availability and prior approval of Mr. Gardner. Any other personal use of the aircraft by the other executive officers is permitted only as approved in advance by Mr. Gardner. The Compensation Committee monitors the use by all executive officers to ensure the amount of usage is reasonable. Windstream believes that personal use of aircraft for the senior executives is a reasonable benefit in light of the significant demands that are imposed on their schedules as a result of their responsibilities to Windstream.

Clawback Policy.    The Board of Directors, upon the recommendation of the Compensation Committee, has adopted a clawback policy that requires executive officers to repay or forfeit covered compensation under the conditions set forth in the policy. See “Compensation of Named Executive Officers — Clawback Policy” for a description of the terms of the policy. The Board of Directors of Windstream, acting solely through its independent directors, is the administrator of the policy. The policy applies to covered compensation granted or awarded on or after January 1, 2010, including severance payments that may be issued after January 1, 2010 under Windstream’s existing change-in-control agreements.

Other Services Performed By Compensation Consultant.    The Compensation Committee has adopted a policy that the compensation consultant to the Compensation Committee should not perform any other services to Windstream, and Watson Wyatt performed no services to Windstream during 2009 other than in its role as compensation consultant to the Compensation Committee.

Compensation of Directors

During 2009, Windstream non-employee directors received the following compensation: (1) an annual cash retainer of $60,000, (2) a cash fee of $1,750 for each Board and committee meeting attended, except that no fees are paid beginning in 2009 for periodic informational update meetings and (3) an annual grant of $60,000 in restricted stock under the Windstream 2006 Equity Incentive Plan. The restricted shares granted to non-employee directors vest if the grantee continues to serve on the Board for the period beginning on the date of grant and ending on February 15 of the following year (except in the case of Mr. Reed, on his expected date of retirement from the Board in May 2010) or, if earlier, if the grantee dies or becomes permanently disabled while serving on the Board or a change of control of Windstream occurs. In addition, in 2009, each non-employee director who served as chair of a Board committee received an additional cash fee of $12,500. Board members receive pro-rated amounts of the annual cash retainer, committee chair fees and the annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or Committee Chair.

In February 2010, the following changes have been made to compensation for non-employee directors: (1) the cash fee for Board and Committee meetings was increased to $2,000, (2) the annual grant of restricted stock was increased to $80,000, (3) the fees for the Chair of the Audit Committee and Compensation Committee were increased to $20,000 and $15,000 respectively, (4) no fee is paid to the Chair of the Governance Committee or for meetings of the Governance Committee and (5) the Chairman fee was increased to $100,000.

Mr. Frantz retired as an employee of Windstream effective as of December 31, 2006 but continues to serve as a member of the Board. During 2006, Mr. Frantz received restricted share grants comprising annual grants for his service as an executive officer and replacement and one-time grants in connection with the spin-off and merger, and these grants vested in full in August 2009. During 2009, Mr. Frantz received the same compensation received by all other non-employee directors plus an annual supplemental cash retainer in the amount of $25,000 for his service as Chairman.

The following table shows the compensation paid to the non-employee directors of the Windstream Board during 2009:

WINDSTREAM DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Non-qualified Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Carol B. Armitage	96,750	59,996	-0-	170	156,916
Samuel E. Beall, III	96,750	59,996	-0-	170	156,916
Dennis E. Foster	114,500	59,996	-0-	170	174,666
Francis X. Frantz	116,500	59,996	140,428	170	317,094
Jeffrey T. Hinson	100,250	59,996	-0-	170	160,416
Judy K. Jones	100,250	59,996	-0-	170	160,416
William A. Montgomery	112,750	59,996	-0-	170	172,916
Frank E. Reed	105,750	59,996	-0-	170	165,916

(1)    All stock award amounts in the table above reflect the aggregate fair value on the grant date based on the closing price per share of Windstream common stock on the date of grant of the restricted stock.

(2)    Amount includes no above-market earnings on a deferred compensation balance of $17.4 million. Mr. Frantz received these benefits under arrangements that were approved by Alltel prior to the spin-off and that were assumed by Windstream as part of the spin-off in exchange for cash payments from Alltel totaling the amount of the benefit obligation at the time of the spin-off. On February 1, 2010, Windstream distributed $17.4 million, net of applicable withholding taxes, to Mr. Frantz as a lump sum distribution of his entire balance of his deferred compensation arrangement.

(3)    Includes payments for travel insurance available for all directors.

Compensation of Named Executive Officers

The following table shows the compensation paid during all of 2009 by Windstream to Windstream’s President and Chief Executive Officer, Windstream’s Chief Financial Officer, and Windstream’s other three most highly compensated executive officers who were serving as executive officers on December 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Jeffery R. Gardner President and CEO	2009 2008 2007	991,000 984,000 884,615	-0- -0- -0-	3,599,998 3,599,992 2,499,987	920,002 1,787,554 774,474	395,899 228,408 166,688	112,918 106,027 73,546	6,019,817 6,705,981 4,399,310
Anthony W. Thomas CFO(1)	2009	308,077	-0-	249,994	155,152	7,614	22,107	742,944
Brent Whittington COO	2009 2008 2007	519,231 492,308 394,231	-0- -0- -0-	899,989 899,998 649,981	357,418 631,326 240,948	7,180 2,471 -0-	54,265 43,977 26,733	1,838,083 2,070,080 1,311,893
John P. Fletcher EVP, General Counsel & Secretary	2009 2008 2007	412,500 409,615 371,154	-0- -0- -0-	599,992 599,984 499,986	268,063 520,844 225,888	-0- -0- -0-	38,280 47,324 32,914	1,318,835 1,577,767 1,129,942
Richard J. Crane EVP–Chief Marketing Officer(1)	2009 2008	310,000 305,000	-0- -0-	374,991 374,990	143,895 279,587	95,522 49,434	25,646 26,235	950,054 1,035,246

(1)    Mr. Thomas was not a named executive officer for 2008 or 2007, and Mr. Crane was not a named executive officer in 2007.

(2)    Base salaries were frozen from February 8, 2008 through December 31, 2009.

(3)    All stock award amounts for restricted stock granted by Windstream reflect the aggregate fair value on grant date based on the closing stock price of Windstream common stock on the date of grant of the restricted stock. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed.

(4)    No options have been granted by Windstream.

(5)    Amounts for 2009 for Messrs. Gardner, Thomas, Whittington and Crane reflect increase in pension value only. Mr. Gardner did not receive above-market earnings on non-qualified deferred compensation in 2009.

(6)    “All Other Compensation” in 2009 includes (i) company matching contributions under the Windstream 401(k) Plan for Messrs. Gardner, Thomas, Whittington, Fletcher and Crane in the amount of $9,800, (ii) company matching contributions under the Windstream 2007 Deferred Compensation Plan for Messrs. Gardner, Thomas, Whittington, Fletcher and Crane in the amounts of $101,342, $10,702, $36,184, $27,534 and $13,783, respectively, (iii) the valuation of the individual’s personal use of company plane based on the incremental cost to the company of such usage, which primarily includes costs for fuel, maintenance charges allocable to such use, and contract-pilot charges and excludes depreciation of the aircraft, general maintenance, compensation of Windstream’s employee pilots and other general charges related to ownership of the aircraft, and (iv) imputed income for value over $50,000 of life insurance coverage provided by the Company. For 2007 and 2008, “All Other Compensation” included payment of initial or annual country club dues and reimbursement of financial planning and related expenses, which were eliminated in 2009.

Information On Plan-Based Awards

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Windstream during 2009 to the individuals named below. All equity grants made in 2009 were made pursuant to Windstream’s 2006 Equity Incentive Plan.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award			Estimated Future Payouts Under Equity Incentive Plan Awards (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)(5)
		Threshold ($)	Target ($)	Maximum ($)	Target (#) (2)
Jeffery R. Gardner	2/2/09	495,500	991,000	1,982,000	414,269	0	3,599,998
Anthony W. Thomas	2/2/09	80,646	161,292	322,583	14,384	14,384	249,994
Brent Whittington	2/2/09	192,500	385,000	770,000	51,783	51,783	899,989
John P. Fletcher	2/2/09	144,375	288,750	577,500	34,522	34,522	599,992
Richard J. Crane	2/2/09	77,500	155,000	310,000	21,576	21,576	374,991

(1)    There is currently no threshold or maximum for the equity incentive plan awards.

(2)    Equity awards vest in one-third (1/3) annual increments based on the achievement of specified levels of OIBDA for three annual performance periods for the calendar years of 2009, 2010 and 2011, and subject to continuous employment through the applicable anniversary of the grant date.

(3)    Equity awards vest ratably in one-third (1/3) annual increments subject to continuous employment through February 15, 2012.

(4)    Grant date fair value calculated using the closing price of Windstream common stock on February 2, 2009, which was $8.69.

(5)    For 2010, the Compensation Committee granted one-hundred percent (100%) performance-based restricted stock for Mr. Gardner with a grant date value of $3,600,000 and fifty percent (50%) each of time-based and performance-based restricted stock for Messrs. Thomas, Whittington, Fletcher and Crane in the amounts of $500,000, $900,000, $650,000 and $375,000, respectively.

The following table shows information regarding outstanding awards under the Windstream equity incentive plans held by the individuals named below as of December 31, 2009. All awards represent grants of restricted stock under Windstream’s 2006 Equity Incentive Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Stock Awards(1)
	Time-Based Vesting Restricted Stock		Performance Based Vesting Restricted Stock
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jeffery R. Gardner	0	0	303,449(3)	3,334,905
	0	0	247,180(4)	2,716,508
	0	0	138,089(5)	1,517,598

	0	0	688,718	7,569,011
Anthony W. Thomas	11,396(6)	125,242	11,396(3)	125,242
	8,582(7)	94,316	8,582(4)	94,316
	4,794(8)	52,686	4,794(5)	52,686
	18,867(9)	207,348	0	0

	43,639	479,592	24,772	272,244
Brent Whittington	38,211(6)	419,939	38,211(3)	419,939
	30,897(7)	339,558	30,897(4)	339,558
	17,261(8)	189,698	17,261(5)	189,698

	86,369	949,195	86,369	949,195
John P. Fletcher	26,225(6)	288,213	26,225(3)	288,213
	20,597(7)	226,361	20,597(4)	226,361
	11,507(8)	126,462	11,507(5)	126,462

	58,329	641,036	58,329	641,036
Richard J. Crane	15,687(6)	172,400	15,687(3)	172,400
	12,873(7)	141,474	12,873(4)	141,474
	7,192(8)	79,040	7,192(5)	79,040

	35,752	392,914	35,752	392,914

(1)    Windstream named executive officers have no outstanding awards of stock options.

(2)    Market value calculated using the closing price of Windstream common stock on December 31, 2009, which was $10.99.

(3)    Performance-based shares vested ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2010 if Windstream also achieves the performance objectives for such annual period, and those objectives were achieved.

(4)    Performance-based shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2011 if Windstream also achieves the performance objectives for such annual period.

(5)    Performance-based shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2012 if Windstream also achieves the performance objectives for such annual period.

(6)    Shares vested ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2010.

(7)    Shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2011.

(8)    Shares vest ratably in annual one-third (1/3) increments over the three-year period ending February 15, 2012.

(9)    Shares vest in full on November 15, 2010.

The following table shows information regarding the exercise or vesting of equity-based awards of Windstream during 2009 by the individuals named below.

OPTION EXERCISES AND STOCK VESTED

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffery R. Gardner	165,359(2)	$1,365,865
	200,102(3)	$1,754,895
Anthony W. Thomas	13,202(2)	$109,049
	19,709(3)	$172,848
Brent Whittington	41,904(2)	$346,127
	55,802(3)	$489,384
John P. Fletcher	29,436(2)	$243,141
	50,264(3)	$440,815
Richard J. Crane	16,990(2)	$140,337
	19,572(3)	$171,646

(1)    Windstream does not grant stock options and had no exercises for executive officers in 2009.

(2)    Shares vested on February 15, 2009 with a closing price of $8.26

(3)    Shares vested on August 1, 2009 with a closing price of $8.77

Pension Benefits

The following is a brief summary of the material terms of the retirement plans maintained by Windstream.

Windstream Pension Plan.    Windstream maintains the Windstream Pension Plan (“Pension Plan”), which is a tax-qualified defined benefit plan. The Pension Plan generally covers salaried and non-salaried employees of Windstream and those subsidiary companies that have adopted the Pension Plan. Accruals are frozen for non-bargaining employees except for those employees who attained age 40 with two years of vesting service as of December 31, 2005, which will end on December 31, 2010. Of our named executive officers, only Messrs. Gardner and Crane were eligible for continuing accruals under the Pension Plan as of the end of 2009.

The Pension Plan’s accrued benefit is payable in the form of a monthly life annuity following normal retirement at age 65 (or, if later, at five years of service or at the fifth anniversary of participation). The accrued benefit is also payable in a monthly life annuity following early retirement at or after age 55 with at least 20 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 60) or at or after age 60 with 15 years of service (with reduction in the life annuity of 0.25% for each month that commencement precedes age 65 for a participant whose benefit commences before age 62). As of the end of 2009, no named executive officers satisfied the foregoing age and service requirements to commence receipt of an early retirement benefit under the Pension Plan.

For deferred vested participants (i.e. those who terminate employment before early retirement), the accrued benefit is payable in a monthly life annuity beginning at normal retirement age. If a deferred vested participant has 15 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 60 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65), and, if the deferred vested participant has at least 20 years of service, the accrued benefit is also payable in a monthly life annuity beginning as early as age 55 (with reduction in the life annuity of 0.50% for each month commencement precedes age 65).

For a participant eligible for normal retirement or early retirement, payment is also available in actuarial equivalent joint and surviving spouse annuities, which provide a reduced monthly amount for the participant’s life with the surviving spouse receiving 50%, 75% or 100%, as elected, of the reduced monthly amount, or in an actuarial equivalent 10-year certain-and life annuity, which provides a reduced monthly amount for the participant’s life and, if the participant dies within 10 years of benefit commencement, with payments to a designated beneficiary for the remainder of the 10-year certain period. For a married deferred vested participant, payment is also available in the form of an actuarial equivalent joint and 50% or 75% surviving spouse annuity, as elected. If a vested participant dies before benefit commencement, an annuity generally is payable to the participant’s surviving spouse in an amount based on the joint and 50% surviving spouse annuity that would have been payable to the participant beginning on the later of when the participant died or would have been eligible to commence a benefit.

Under the Pension Plan, post-January 1, 1988 through December 31, 2005 service (December 31, 2010 service for employees who had attained age 40 with two years of vesting service as of December 31, 2005) is credited at 1% of compensation, including salary, bonus and other non-equity incentive compensation, plus 0.4% of that part of the participant’s compensation in excess of the Social Security taxable wage base for such year. Service prior to 1988, if any, is credited on the basis of a percentage of the participant’s highest consecutive five-year average annual salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by 0.05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year. In addition, participants receive an additional credit of 0.25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years of credit, plus an amount equal to 0.4% of the amount by which the participant’s pre-1988 career average annual base salary (three highest years) exceeds his or her Social Security covered compensation, multiplied by his years of pre-1988 credited service.

Windstream Benefit Restoration Plan.    The Windstream Benefit Restoration Plan (“BRP”) contains an unfunded, unsecured pension benefit for a group of highly compensated employees. As with the Pension Plan, accruals are frozen for employees, except for those employees who attained age 40 with two years of vesting service as of December 31, 2005, which will end on December 31, 2010. Of Windstream’s named executive officers, only Messrs. Gardner and Crane continued to be eligible for accruals in the pension benefit of the BRP as of the end of 2009. The pension benefit under the BRP is calculated as the excess, if any, of (x) the participant’s Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65) without regard to the IRS compensation limit ($245,000 for 2009) over (y) the participant’s regular Pension Plan benefit (on a single life-annuity basis payable commencing on the later of the participant’s retirement date or age 65 regardless of the actual form or timing of payment). If the participant has not attained age 65 on the date his benefit is scheduled to commence, the BRP benefit is reduced to the extent, as the Pension Plan benefit would have been reduced as in effect on December 31, 2009. For purposes of the preceding calculations, compensation has the same meaning provided in the foregoing description of the Pension Plan. The payment of a participant’s retirement benefit under the BRP shall commence as of the first day of the first month following the later of (i) his 60th birthday or (ii) the six-month anniversary of the participant’s separation from service. Benefits are paid over the life of the participant if the participant is alive when benefits commence or over the life of the spouse if the benefit is paid as a pre-retirement death benefit. The benefit will be paid in one lump sum payment if the actuarial present value is less than $30,000. To the extent permitted by the IRC Section 409A, the Benefits Committee may direct that the benefit be paid in an alternative form provided that it is the actuarial equivalent of the normal form of benefit so that the BRP benefit is paid in the same form as the Pension Plan benefit. None of the named executive officers were yet eligible to commence their benefit under the BRP as of the end of 2009.

The following table shows certain information regarding benefits under the Windstream Pension Plan as of December 31, 2009 for the individuals named below.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Jeffery R. Gardner	Pension Plan Benefit Restoration Plan	11.0 -	185,803 1,318,876	-0- -0-
Anthony W. Thomas	Pension Plan Benefit Restoration Plan	7.0 -	52,049 4,443
Brent Whittington	Pension Plan Benefit Restoration Plan	3.50 -	25,979 3,678	-0- -0-
John P. Fletcher	-	-	-	-
Richard J. Crane	Pension Plan Benefit Restoration Plan	9.42 -	217,660 111,068	-0- -0-

(1)    The plans recognize all prior years of service under the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan.

(2)    The present value of accumulated benefits includes the present value of the benefits transferred from the Alltel Corporation Pension Plan and the Alltel Corporation Benefit Restoration Plan as part of the spin-off. The present value of accumulated benefits was calculated based on retirement at age 60 with 20 years of credited service, current compensation as of December 31, 2009, no pre-retirement decrements, the RP-2000 combined healthy mortality table (projected to 2010), and a 5.89% discount rate, which is the same rate used for preparing Windstream’s consolidated financial statements.

Non-Qualified Deferred Compensation

The Windstream 2007 Deferred Compensation Plan (the “2007 Plan”) is a non-qualified deferred plan offered to the executive officers and other key employees. Participants may defer up to 25% of base salary and 50% of bonus. The 2007 Plan also allows Windstream to make discretionary contributions to the 2007 Plan to replace contributions that Windstream is limited from making to its 401(k) qualified plan as a result of limits imposed by the Internal Revenue Code. These discretionary contributions equal the amount that could have been credited to the executive officers as a matching contribution under Windstream’s 401(k) plan had compensation not been limited under the 401(k) Plan by the Internal Revenue Code, plus the amount, if any, by which the executive officer’s matching contribution under the Windstream 401(k) plan is reduced due to the executive officer’s contributions to the 2007 Plan. Participant accounts are credited with earnings based on a portfolio of investment funds. For amounts deferred prior to 2007, accounts are credited with earnings based on the prime rate, plus 200 basis points. The prime rate for 2009 was set at 5.25%, which was determined using the prime rate published in the Wall Street Journal on the first business day of 2010. Of our named executive officers, only Mr. Gardner is eligible for interest based on the prime rate + 2% (“1998 Fund”). Mr. Gardner’s balance in the 1998 Fund was paid in full on February 1, 2010. Mr. Gardner has a remaining balance of deferrals made since 2007.

Payments are made under the 2007 Plan in cash at certain future dates as specified by the participants or upon separation of service.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Windstream Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2009 ($)(4)(5)
Jeffery R. Gardner (6)	—	101,342	247,166	—	3,881,697
Anthony W. Thomas	—	10,702	28,113		117,482
Brent Whittington	89,354	36,184	141,927	—	811,876
John P. Fletcher	—	27,534	66	—	64,752
Richard J. Crane	—	13,783	47,848	—	222,919

(1)    These amounts are also included in the “Salary” and the “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)    These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)    There were no “above-market earnings” for 2009.

(4)    Balances are paid following termination, subject to compliance with Section 409A of the Internal Revenue Code.

(5)    All amounts contributed by a named executive officer and Windstream in prior years have been reported in the Summary Compensation Tables in previously filed proxy statements in the year earned to the extent he was named executive officer for purposes of the SEC’s executive compensation disclosure.

(6)    On February 1, 2010, Windstream distributed approximately $2.8 million, net of applicable taxes, to Mr. Gardner as a lump sum distribution of his 1998 Fund balance.

Potential Payments Upon Termination or Change-in-Control

Windstream has entered into certain agreements and maintains certain plans and arrangements that require Windstream or its successors to pay or provide certain compensation and benefits to its named executive officers in the event of certain terminations of employment or a change-in-control of Windstream. The estimated amount of compensation and benefits payable or provided to each named executive officer in each situation is summarized below, assuming that the triggering event occurred on the last day of the 2009 fiscal year. The actual amounts that would be paid to each named executive officer upon certain terminations of employment or upon a change-in-control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below are in addition to the benefits to which the named executive officers would be entitled to receive upon termination of employment generally under the retirement plans and programs described in the sections above titled “Pension Benefits” and the “Nonqualified Deferred Compensation”. Please refer to those sections for a description of Windstream’s retirement plans and programs. This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Voluntary Termination Without “Good Reason” or Involuntary Termination For “Cause”

Windstream does not maintain any plans or arrangements that would provide benefits to its named executive officers solely as a result of a voluntary termination without “good reason” or an involuntary termination for “cause” (each as defined under the heading “Termination for ‘Good Reason’ or Involuntary Termination without ‘Cause’” immediately below).

Voluntary Termination for “Good Reason” or Involuntary Termination without “Cause”

Windstream has entered into an Employment Agreement with Mr. Gardner. Under the Employment Agreement, if Windstream or its affiliates terminated Mr. Gardner’s employment without “cause” (as defined below) or if Mr. Gardner terminated his employment with Windstream or its affiliates for “good reason” (as defined below) on December 31, 2009, then Windstream would have been obligated to pay Mr. Gardner, in a lump sum, approximately $2,973,000. This severance benefit under the Employment Agreement equals three times his annual base salary.

The Employment Agreement provides that upon termination of employment, Mr. Gardner is prohibited from soliciting employees or customers or competing against Windstream for a one-year period and is subject to confidentiality and non-disparagement restrictions. Moreover, he is required to sign a release of all claims against Windstream prior to receiving severance benefits under the agreement.

For purposes of the Employment Agreement, the term “cause” generally means (i) the willful failure by Mr. Gardner substantially to perform his duties to Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of Mr. Gardner for any felony; (iii) gross negligence or willful misconduct by Mr. Gardner that is intended to or does result in his substantial personal enrichment or a material detrimental effect on the reputation or business of Windstream or any affiliate; (iv) a material violation by Mr. Gardner of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by Mr. Gardner of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by Mr. Gardner that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by Mr. Gardner of any non-solicitation, non-disparagement or confidentiality restrictions.

For purposes of the Employment Agreement, the term “good reason” generally means the occurrence, without the executive’s express written consent, of any one or more of the following: (i) any action of Windstream or its affiliates that results in a material adverse change in Mr. Gardner’s position (including status, offices, title, and reporting requirements), authorities, duties, or other responsibilities; (ii) a material reduction by Windstream in Mr. Gardner’s compensation; (iii) the failure of the Board of Directors to nominate Mr. Gardner for election or re-election to the Board; or (iv) a material breach by Windstream of any provision of the Employment Agreement. Before Mr. Gardner may resign for “good reason”, Windstream must have an opportunity within 30 days after receipt of notice to cure the “good reason” conditions. Notwithstanding the foregoing, in no event shall “good reason” occur as a result of the following: (i) a reduction in any component of Mr. Gardner’s compensation if other components of his compensation are increased or a substitute or alternative is provided so that his overall compensation is not materially reduced; (ii) Mr. Gardner does not earn cash bonuses or benefit from equity incentives awarded to him because the performance goals or targets were not achieved; and (iii) the suspension of Mr. Gardner for the period during which the Board of Directors is making a determination whether to terminate him for cause.

Death or Disability

Windstream would have been obligated to provide each of the executive officers listed below (or his beneficiary) with the following estimated payments in the event that he had died or become “disabled” (as defined below) while employed with Windstream on December 31, 2009.

Name	Accelerated Vesting of Restricted Shares ($)(1)	Accelerated Vesting of Annual Incentive Compensation ($)	Total for Death or Disability ($)
Jeffery R. Gardner	7,569,011	920,002	8,489,013
Anthony W. Thomas	751,836	155,152	906,988
Brent Whittington	1,898,390	357,418	2,255,808
John P. Fletcher	1,282,072	268,063	1,550,135
Richard J. Crane	785,828	143,895	929,723

(1)    The value of the accelerated vesting of restricted shares is based on the closing price of Windstream’s common stock on December 31, 2009 of $10.99 per share.

Accelerated Vesting of Restricted Shares.    In the event that an executive officer listed above died or became permanently disabled (as determined by the Compensation Committee in its sole discretion) and while employed with Windstream, then his unvested restricted stock or performance based restricted stock would have immediately vested in full.

Performance Incentive Compensation Plan.    During 2009, each of the named executive officers participated in the Performance Incentive Compensation Plan, which is an annual bonus plan. If either executive died or became “disabled” during the year, then his or her 2009 annual bonus under the Performance Incentive Compensation Plan would have been pro-rated on the basis of the ratio of the number of days of participation during the plan year to the number of days during the plan year and paid in a lump sum following the end of the year. For this purpose, the term “disability” means incapacity resulting in the executive being unable to engage in gainful employment at his usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity resulting from a felonious enterprise; chronic alcoholism or addiction to drugs or abuse; and self-inflicted injury or illness.

Change-in-Control

In general, Windstream does not maintain any plans or arrangements that would provide benefits to the named executive officers solely as a result of a change-in-control (as defined under the heading “Qualifying Termination Following Change-in-Control” below). All non-qualified balances would only be subject to payment following a qualifying termination following a change in control. Please refer to the section above entitled “Nonqualified Deferred Compensation” for more information.

Qualifying Termination Following Change-in-Control

Each executive officer listed below would have been entitled to the following estimated payments and benefits from Windstream or its successor if a change-in-control (as defined below) occurred on December 31, 2009 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his employment with Windstream for “good reason” (as defined below) immediately following such change-in- control.

Name	Cash Severance ($) (1)	Cash Equivalent for Health Care Premiums ($)	Outplacement Services ($)	Excise Tax Gross-Up ($)	Accelerated Vesting of Restricted Shares ($) (2)	Total on a Qualifying Termination Following a Change-in-Control ($)
Jeffery R. Gardner	6,937,000	42,697	50,000	-0-	7,569,011	14,598,708
Anthony W. Thomas	1,191,375	27,055	25,000	739,831	751,836	2,735,097
Brent Whittington	3,190,000	42,423	50,000	2,009,738	1,898,390	7,190,551
John P. Fletcher	2,392,500	42,697	50,000	1,492,182	1,282,072	5,259,451
Richard J. Crane	1,085,000	28,282	25,000	719,722	785,828	2,643,832

(1)    This amount includes the annual incentive compensation at target for the year of termination. Actual 2009 payouts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)    The value of the accelerated vesting of restricted shares equals the product of (i) the number of unvested shares as of December 31, 2009, multiplied by (ii) the closing price of Windstream’s common stock on December 31, 2009 of $10.99 per share.

Change-in-Control Agreements.    Windstream has a Change-in-Control Agreement with certain of its executive officers, including its executive officers listed in the above table. The agreements provide that a covered executive would be entitled to certain severance benefits if, during the two-year period following a change-in-control (as defined below), Windstream terminates the executive’s employment without “cause” (as defined below) or the executive terminates his employment with Windstream for “good reason” (as defined below). In general, the executive officers would be entitled to receive, in a lump sum, the following amounts pursuant to the Change-in-Control Agreements:

•

Three times for Messrs. Gardner, Whittington and Fletcher and two times for Messrs. Thomas and Crane the sum of the executive’s base salary and target annual incentive compensation (in each case, as in effect on the date of the change-in-control, or if higher, on the date of termination);

•	Pro-rated amount of target annual incentive compensation for the year of termination;

•	A cash equivalent for three years for Messrs. Gardner, Whittington and Fletcher and two times for Messrs. Thomas and Crane of health care premiums; and

•	Outplacement services with a value of no more than $50,000 for Messrs. Gardner, Whittington and Fletcher or $25,000 for Messrs. Thomas and Crane.

Terminated executives are prohibited from soliciting employees or customers or competing against Windstream or the acquiring or successor entity for a one-year period and are subject to a confidentiality restriction. Moreover, a terminated executive is required to sign a release of all claims against Windstream and the acquiring or successor entity prior to receiving severance benefits under the agreement.

Excise Tax Gross-Up.    On or after a change-in-control, the named executive officers listed above may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. Windstream or its successor is obligated under the Change-in-Control Agreements to reimburse each such named executive officer for all Section 4999 excise taxes that are imposed on him, whether as a result of payments received under his Change-in-Control Agreement or otherwise, and any income, employment and excise taxes that are payable by the executive as a result of such reimbursements. If, however, the aggregate parachute payments do not exceed 110% of the maximum total payments that could be made without triggering the excise tax under Section 4999, then the parachute payments would be automatically reduced to such maximum amount and no gross-up payment would be made. In general, the reimbursements would be made to the named executive officers by Windstream or its successor at the same time that the payments or benefits subject to the excise tax are paid or provided. The total tax gross-up amount in the above table assumes that (i) the excise tax rate is 20%, the federal income tax rate is 35%, the Medicare tax rate is 1.45%, and the state and local tax rate is 7%, and (ii) no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-solicitation or non-competition covenants contained in the Change-in-Control Agreements. The calculations exclude benefits paid from qualified plans or the BRP.

Accelerated Vesting of Restricted Shares.    All unvested restricted stock or performance-based restricted stock held by the named executive officers listed above would have become vested if a change-in-control (as defined below) occurred on December 31, 2009 and Windstream terminated the executive’s employment without “cause” (as defined below) or the executive terminated his employment with Windstream for “good reason” (as defined below) immediately following such change-in-control.

Definitions.    For purposes of the Change-in-Control Agreements and the restricted shares described above for all executive officers, the following terms have the meanings set forth below:

•

Change-in-control. A change-in-control generally means any of the following: (i) an acquisition of 50% or more of Windstream’s common stock; (ii) a change in the membership of Windstream’s board of directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of more than 50% of Windstream’s assets in which any one of the following is true: Windstream’s pre-transaction shareholders do not hold at least 50% of the combined enterprise; there is a 50%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in Windstream); or the members of Windstream’s board of directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholders approve a complete liquidation of Windstream.

•

Cause. In general a termination is for cause if it is for any of the following reasons: (i) the willful failure by the executive substantially to perform his duties with Windstream; (ii) a conviction, guilty plea or plea of nolo contendere of the executive for any felony; (iii) the willful misconduct by the executive that is demonstratively and materially injurious to Windstream or its affiliates, monetarily or otherwise; (iv) a material violation by the executive of the corporate governance board guidelines and code of ethics of Windstream or any affiliate; (v) a material violation by the executive of the requirements of the Sarbanes-Oxley Act of 2002 or other federal or state securities law, rule or regulation; (vi) the repeated use of alcohol by the executive that materially interferes with his duties, the use of illegal drugs, or a violation of the drug and/or alcohol policies of Windstream or any affiliate; or (vii) a material breach by the executive of any non-solicitation or confidentiality restrictions.

•

Good Reason. In general a termination by the executive is for good reason if it is for any of the following reasons: (i) the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer or a substantial adverse change in the nature or status of the executive’s responsibilities; (ii) a reduction by Windstream in the executive’s annual base salary; (iii) the relocation of the principal executive offices of Windstream by more than 35 miles or Windstream’s requiring the executive to be based anywhere other than its principal executive offices; (iv) the failure by Windstream to pay to the executive any portion of the executive’s current compensation, deferred compensation or business expense reimbursements; (v) the failure by Windstream to continue in effect any compensation plan in which the executive participates unless an equitable alternative arrangement has been made, or the failure by Windstream to continue the executive’s participation in those plans; (vi) the failure by Windstream to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of Windstream’s retirement, welfare and fringe benefit plans; (vii) any purported termination by Windstream of the executive’s employment that is not effected in accordance with the terms of the Change-in-Control Agreement; or (viii) any failure by Windstream to require the successor to assume the agreement.

Clawback Policy

The Board of Directors, acting on the recommendation of the Compensation Committee, has adopted a clawback policy that requires executive officers to repay or forfeit covered compensation under the conditions set forth in the policy. The compensation covered by the policy is annual or short-term incentive compensation, performance-based restricted stock, other performance-based compensation, time-based restricted stock, severance benefits awarded under a change-in-control agreement, and such other compensation as may be designated by resolution to be subject to the policy. Under the policy, each executive officer is required to forfeit or repay, to the fullest extend permitted by law, covered compensation if all of the following conditions are met:

(1)	Financial statements of Windstream filed with the SEC during the period in which the executive officer is employed as an executive officer become subject to a restatement that is filed with the SEC;

(2)	The Board of Windstream determines that fraud caused or significantly contributed to the need for the restatement;

(3)	The Board determines that the restatement applies to the covered compensation; and

(4)	The Board determines in its sole discretion that it is in the best interests of Windstream and its stockholders for the executive officer to repay the covered compensation.

The Board can determine that a restatement applies to covered compensation if (i) in the case of performance-based compensation, the vesting or payment of such compensation was based on the achievement of financial results that were subsequently the subject of the restatement, and the amount of compensation that would have been received by the executive officer had the financial results been properly reported, after giving effect to the restatement, would have been lower than the amount actually received, (ii) in the case of time-based restricted stock, the vesting of such compensation occurred during the fiscal period whose results were subject to the restatement, and (iii) in the case of severance payments under a change-in-control agreement, the executive officer engaged in the fraud giving rise to the restatement during the 12 months prior to the consummation of the change-in-control that was a condition to the vesting and payment of any cash severance received by the executive officer pursuant to the change-in-control agreement, and the amount of severance under the change-in-control agreement exceeds the cash severance that would have been available under Windstream’s severance policies generally available to employees.

The Board of Directors of Windstream, acting solely through its independent directors, is the administrator of the policy. The policy applies to covered compensation granted or awarded on or after January 1, 2010, including severance payments that may be issued after January 1, 2010 under Windstream’s existing change-in-control agreements.

Risks Presented by Windstream’s Compensation Programs

As required by SEC rules, Windstream has assessed the risks that could arise from its compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on Windstream. To the extent that Windstream’s compensation programs create a potential misalignment of risk incentives, Windstream believes that it has more than adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include strong internal controls over financial reporting, robust stock ownership guidelines, a clawback policy for senior executives, and a three year vesting cycle for equity-based compensation. The result is a strong alignment between the interests of management and shareholders. Windstream also engages in an annual risk assessment process that is conducted by Windstream’s Internal Audit Department. The results of this risk assessment are reported annually to Windstream’s Audit Committee and full Board of Directors, and this assessment is designed in part to identify any activities that create improper risks to Windstream.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee consisted of Messrs. Montgomery (Chairman), Beall and Foster. All members of the Compensation Committee during 2009 were independent directors, and no member was an officer or employee of the Windstream or a former officer of Windstream. No member of the Compensation Committee serving during 2009 had any relationship requiring disclosure under the section titled “Certain Transactions” in this Proxy Statement. During 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

PROPOSAL NO. 2

APPROVAL OF AMENDED AND RESTATED

WINDSTREAM 2006 EQUITY INCENTIVE PLAN

Upon recommendation of the Compensation Committee, the Board has amended and restated the Windstream 2006 Equity Incentive Plan, as amended (the “Plan”), to (i) increase the maximum number of shares authorized for issuance or delivery from 10,000,000 to 20,000,000 shares, representing a net increase of 10,000,000 shares, (ii) to increase the limitation on the aggregate number of shares of Windstream common stock issued or delivered as “full value” awards (all awards other than stock options and stock appreciation rights) from 8,500,000 shares to 18,500,000 shares (“Full Value Award Limitation”), and (iii) remove stock appreciation rights (“SARs”) from the scope of the Full Value Award Limitation (the “Amended Plan”), subject to stockholder approval at the 2010 annual meeting of stockholders.

Windstream maintains an equity-based compensation program for executive officers to provide long-term incentives, to better align the interests of executives with stockholders and to provide a retention incentive. Each officer receives a significant portion of his or her total direct annual compensation for a given year in the form of long-term equity-based incentive compensation. All Windstream equity compensation awards have been issued as either time-based restricted stock or performance-based restricted stock under the Plan. Windstream has not issued any stock options or other forms of equity compensation to its directors, executive officers or other employees.

The Windstream Board of Directors has delegated responsibility for administration of the Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, executive officers and all other eligible employees at its first regularly scheduled meeting of each year, which is expected to occur each February. When the Plan was originally adopted by stockholders in 2006, 10,000,000 shares of common stock were authorized for issuance or delivery under the Plan. As of March 1, 2010, 1,969,541 shares remained available for future grants under the Plan. Based on Windstream’s current equity compensation program, the Compensation Committee did not believe there were sufficient shares available under the Plan for the Compensation Committee to implement its annual equity compensation award program in February 2011. As a result, the Board of Directors amended and restated the Plan to provide for the authorization of an additional 10,000,000 shares, subject to stockholder approval at the 2010 annual meeting of stockholders.

The Board of Directors believes that it is important to our continued success that Windstream have an adequate reserve of shares available for issuance or delivery for use in attracting, motivating and retaining qualified directors, officers and other key employees. The Amended Plan does not modify, alter or revise any other term or provision of the Plan.

Other than the Plan, Windstream does not maintain any equity compensation plans under which it may grant equity compensation. Windstream has assumed equity compensation plans of acquired companies. The Board of Directors and the Compensation Committee have not granted any authorization for Windstream to issue additional equity awards under any equity compensation plans assumed in acquisitions, and we will not grant any new awards under those plans, but any outstanding awards under those plans will remain outstanding in accordance with their terms.

Approval of the Amended Plan to make the changes to the Plan described above requires the affirmative vote of the majority of shares present in person or by proxy at the stockholder meeting and entitled to vote on this proposal. In the event the stockholders fail to approve the Amended Plan, the Plan will continue in operation pursuant to its terms without change (including without change to the number of shares authorized for issuance or delivery under the Plan).

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDED PLAN.

The Amended Plan allows Windstream, by action of the Compensation Committee, to make grants of stock options, SARs, restricted shares, restricted stock units, performance units, performance shares and other share-based awards to employees and non-employee directors through February 9, 2016. The purpose of these equity awards is to attract and retain talented employees and directors, further align employees’ interests with the long-term interests of our stockholders and continue to closely link employee compensation with Windstream’s performance.

The Amended Plan provides an essential component of the total compensation package offered to employees, reflecting the importance we place on motivating and rewarding superior results with long-term, performance-based incentives. The Amended Plan will allow us to continue to provide performance-based incentives to our eligible employees and non-employee directors.

Our Board of Directors believes that this proposal is in the best interests of our stockholders and supports this proposal. If the Amended Plan is approved, Windstream can continue to grant equity-based awards in lieu of cash as a significant and integral part of an employee’s total compensation and as a mechanism to deliver long-term incentives. If the Amended Plan is not approved, we may be compelled to significantly increase the cash component of employee compensation, and we will lose a critical tool for recruiting, retaining and motivating employees.

Your approval of the Amended Plan not only will allow us to continue to grant equity awards, it will also permit us to structure incentive compensation that preserves our tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). We refer to these awards as qualified performance-based awards. Section 162(m) denies a corporation’s federal income tax deduction for compensation it pays to certain executive officers in excess of $1 million per year for each such officer. Section 162(m) provides an exception to this limitation for performance-based compensation, the material terms of which have been approved by a corporation’s shareholders at least every five years. To that end, stockholder approval of the Amended Plan also will constitute approval of the performance objectives upon which qualified performance-based awards may be based (as further described below under the heading “Management Objectives”), the annual maximum limits per individual (as further described below under the heading “Individual Limits”), and the eligible employees (as further described below under the heading “Eligibility”).

SUMMARY OF THE AMENDED PLAN

The following is a summary of the Amended Plan and is qualified in its entirety by reference to the full text of the Amended Plan, a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference. Stockholders are encouraged to read the text of the Amended Plan in its entirety.

Amended Plan Limits

The maximum number of shares of Windstream common stock that may be issued or delivered with respect to awards under the Amended Plan is 20,000,000 plus any shares relating to awards that expire or are forfeited or cancelled as described below, which may include authorized but unissued shares, treasury shares or a combination thereof.

Shares covered by an award granted under the Amended Plan shall not be counted as used unless and until they are actually issued or delivered to a participant. Shares covering awards that expire, are forfeited or are cancelled will again be available for issuance or delivery under the Amended Plan, and upon payment in cash of the benefit provided by any award granted under the Amended Plan, any shares that were covered by that award will be available for issuance or delivery under the Amended Plan.

Importantly, however, the following shares of Windstream common stock will not be added back to the aggregate plan limit described above: (i) shares tendered in payment of the option price of a stock option granted under the Amended Plan; (ii) shares withheld by Windstream to satisfy the tax withholding obligation; and (iii) shares that are repurchased by Windstream in connection with the exercise of a stock option granted under the Amended Plan. Moreover, all shares of Windstream common stock covered by a SAR, to the extent that it is exercised and settled in shares, and whether or not shares are actually issued or delivered to the participant upon exercise of the right, shall be considered issued or delivered pursuant to the Amended Plan.

In addition to the aggregate limit on awards described above, the Amended Plan imposes various sub-limits on the number of shares of Windstream common stock that may be issued or delivered under the Amended Plan. In order to comply with the rules applicable to incentive stock options (or “ISOs”), the Amended Plan provides that the aggregate number of shares of Windstream common stock actually issued or delivered by Windstream upon the exercise of ISOs may not exceed 10,000,000 shares. The Amended Plan also provides that the number of shares of Windstream common stock issued or delivered as “full value” awards (all awards other than stock options and SARs), after taking forfeitures into account, shall not exceed, in the aggregate, 18,500,000 shares (the current limitation under the Plan is 8,500,000 shares).

Individual Limits

In order to comply with the exemption from Section 162(m) of the Code relating to performance-based compensation, the Amended Plan imposes the following additional sub-limits: (i) no participant may be granted option rights and SARs, in the aggregate, for more than 1,000,000 shares of Windstream common stock during any calendar year, (ii) no participant may be granted performance shares and restricted shares specifying management objectives (described below), in the aggregate, for more than 1,000,000 shares of Windstream common stock during any calendar year, and (iii) no participant may be granted performance units having an aggregate maximum value as of their date of grant in excess of $12,000,000 during any calendar year.

Administration

The Compensation Committee of Windstream, or such other committee or subcommittee of the Board of Directors of Windstream that qualifies as a “compensation committee” under the NASDAQ listing standards (all references to the Compensation Committee used in this description of the Amended Plan shall refer to such committee or subcommittee), is authorized to administer the Amended Plan. The Compensation Committee will have complete and absolute authority to make any and all decisions regarding the administration of the Amended Plan, including the authority to construe and interpret the Amended Plan and awards granted thereunder.

Eligibility

All of the officers and other key employees of Windstream and its subsidiaries (or any person who has agreed to serve in such capacity) are eligible to participate in the Amended Plan as selected by the Compensation Committee in its discretion. In addition, non-employee directors of Windstream are eligible to participate in the Amended Plan as selected by the Compensation Committee in its discretion. Accordingly, it is estimated that approximately 385 employees and 8 non-employee directors may be eligible for awards under the Amended Plan.

Officers and other key employees may be granted each type of award available under the Amended Plan. Non-employee directors may be granted nonqualified stock options, SARs, restricted shares, restricted stock units and other share-based awards, but are not eligible for grants of incentive stock options, performance shares or performance units.

Option Rights

The Compensation Committee may, in its discretion, award option rights to officers and other key employees of Windstream and its subsidiaries. Option rights granted to employees under the Amended Plan may be option rights that are intended to qualify as ISOs or option rights that are not intended to so qualify (i.e., non-qualified stock options) or combinations thereof.

Option rights provide the right to purchase shares of Windstream common stock at a price not less than fair market value of the common stock on the date of grant (which date may not be earlier than the date that the Compensation Committee takes action with respect thereto). As of the close of trading on the NASDAQ Stock Market on March 1, 2010, the fair market value of one share of our common stock was $10.29.

No option rights may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment that is necessary before the option rights become exercisable, and may provide for the earlier exercise of such option rights in the event of a change in control of Windstream, retirement, death or disability of the optionee, or other similar transaction or event approved by the Compensation Committee.

The option price is payable at the time of exercise (i) in cash, (ii) by the transfer to Windstream of nonforfeitable, unrestricted shares of Windstream common stock that are already owned by the option holder and have a value at the time of exercise equal to the option price, (iii) with any other legal consideration that the Compensation Committee may deem appropriate or (iv) by any combination of the foregoing methods of payment. Any grant of option rights may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of Windstream common stock to which the exercise relates, or the payment of the option price in installments (although, in the case of executive officers and directors, these payment methods may be affected by the restrictions on personal loans to executive officers provided by the Sarbanes-Oxley Act of 2002).

Any grant of option rights may specify management objectives (as described below) that must be achieved as a condition to exercise such rights. The Compensation Committee may, at the date of grant of any option rights (other than the grant of an ISO), provide for the payment of dividend equivalents to the optionee on a current, deferred or contingent basis or may provide that such equivalents be credited against the option price. Successive grants may be made to the same option holder regardless of whether option rights previously granted to him or her remain unexercised.

SARs

The Compensation Committee may, in its discretion, award SARs to officers and other key employees of Windstream and its subsidiaries. SARs represent the right to receive from Windstream an amount, determined by the Compensation Committee and expressed as a percentage not exceeding 100 percent, of the difference between the base price established for such SARs (not less than the fair market value per share of Windstream common stock on the date of grant) and the market value of the common stock on the date the SARs are exercised.

SARs can be tandem (granted with option rights to provide an alternative to exercise of the option rights) or free-standing. Tandem SARs may only be exercised at a time when the related option right is exercisable and the spread is positive, and requires that the related option right be surrendered for cancellation. Free-standing SARs must have a base price per appreciation right (not less than the fair market value of a share on the date of grant) and may not be exercisable more than ten years from the date of grant.

Any grant of SARs may specify that the amount payable by Windstream on exercise of the appreciation right may be paid in cash, in shares of Windstream common stock or in any combination thereof, and may either grant to the recipient or retain in the Compensation Committee the right to elect among those alternatives. Any grant of SARs may provide for the payment of dividend equivalents in the form of cash or shares of Windstream common stock paid on a current, deferred or contingent basis. Each grant must specify the period of continuous employment that is necessary before the SARs become exercisable, and may provide for the earlier exercise of such SARs in the event of a change in control of Windstream, retirement, death or disability of the employee, or other similar transaction or event approved by the Compensation Committee. Any grant of SARs may specify management objectives (as described below) that must be achieved as a condition to exercise such rights.

Performance Shares and Performance Units

The Compensation Committee may, in its discretion, award performance shares and/or performance units to officers and other key employees of Windstream and its subsidiaries. A performance share is the equivalent of one share of Windstream common stock and a performance unit is the equivalent of $1.00.

The participant will be given one or more management objectives (as described below) to meet within a specified period (the “performance period”). A minimum level of acceptable achievement will also be established by the Compensation Committee. If by the end of the performance period, the participant has achieved the specified management objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the management objectives, but has attained or exceeded a predetermined minimum level of acceptable achievement, the participant will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, shares of Windstream common stock or any combination thereof. The grant may provide for the payment of dividend equivalents thereon in cash or in shares of Windstream common stock on a current, deferred or contingent basis. The grant may also provide for the earlier termination of the performance period in the event of a change in control of Windstream, retirement, death or disability of the participant, or other similar transaction or event approved by the Compensation Committee.

Restricted Shares

The Compensation Committee may, in its discretion, award restricted shares to officers and other key employees of Windstream and its subsidiaries. Restricted shares constitute an immediate transfer of ownership of a specified number of shares of Windstream common stock to the recipient in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in shares of Windstream common stock (unless otherwise determined by the Compensation Committee). The transfer may be made without additional consideration or in consideration of a payment by such participant that is less than the fair market value per share of Windstream common stock on the date of grant.

Restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code, for a period to be determined by the Compensation Committee on the date of the grant, and may provide for the earlier termination of the forfeiture provisions in the event of a change in control of Windstream, retirement, death or disability of the participant, or other similar transaction or event approved by the Compensation Committee. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in the manner prescribed by the Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue.

Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any such grant may also specify in respect of such specified management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

Restricted Stock Units

The Compensation Committee may, in its discretion, award restricted stock units to officers and other key employees of Windstream and its subsidiaries. Restricted stock units constitute an agreement to issue or deliver shares of Windstream common stock to the recipient in the future in consideration of the performance of services over a specified period, but subject to the fulfillment of such conditions as the Compensation Committee may specify.

During the restriction period the participant has no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares of Windstream common stock covered by the restricted stock units, but the Compensation Committee may authorize the payment of dividend equivalents with respect to the restricted stock units, in cash or shares of Windstream common stock, on a current, deferred or contingent basis. The Compensation Committee must fix a restriction period at the time of grant, and may provide for the earlier termination of the restriction period in the event of a change in control of Windstream, retirement, death or disability of the employee, or other similar transaction or event approved by the Compensation Committee. Awards of restricted stock units may be made without additional consideration or in consideration of a payment by such participant that is less than the fair market value per share of Windstream common stock on the date of grant.

Any grant of restricted shares may specify management objectives which, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any such grant may also specify in respect of such specified management objectives, a minimum acceptable level of achievement and must set forth a formula for determining the number of restricted shares on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified management objectives.

Other Awards

The Compensation Committee may, in its discretion and subject to limitations under applicable law, grant to officers and other key employees of Windstream and its subsidiaries other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Windstream common stock or factors that may influence the value of such shares (including, without limitation, convertible or exchangeable debt securities or other securities, purchase rights for shares of Windstream common stock, or awards with value and payment contingent upon performance of Windstream or its subsidiaries or other factors determined by the Compensation Committee). The Compensation Committee will determine the terms and conditions of these awards. Shares of Windstream common stock issued or delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the Compensation Committee determines. Cash awards, as an element of or supplement to any other award granted under the Amended Plan, may also be granted. The Compensation Committee may also grant shares of Windstream common stock as a bonus, or may grant other awards in lieu of obligations of Windstream or a subsidiary to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the Compensation Committee.

Non-Employee Directors

The Compensation Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee directors of option rights (that are not intended to qualify as ISOs), SARs, restricted shares, restricted stock units, or any combination of the foregoing. Each such grant shall be upon terms and conditions consistent with the above description of such awards.

Management Objectives

The Amended Plan requires that the Compensation Committee establish “management objectives” for purposes of performance shares and performance units. When so determined by the Compensation Committee, option rights, SARs, restricted shares, and restricted stock units may also specify management objectives.

Management objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division, department, region or function within Windstream or a subsidiary in which the participant is employed. Management objectives applicable to any award to a participant who is, or is determined by the Compensation Committee likely to become, a “covered employee” within the meaning of Section 162(m)(3) of the Code (and that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code) will be limited to specified levels of or growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Except in the case of a covered employee where such modification would result in the loss of an otherwise available exemption under Section 162(m) of the Code, if the Compensation Committee determines that a change in our business, operations, corporate structure or capital structure of Windstream, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, the Compensation Committee may modify such management objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Transferability

Except as otherwise determined by the Compensation Committee, option rights, SARs and any other derivative security granted under the Amended Plan will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Compensation Committee, option rights and SARs are exercisable during a participant’s lifetime only by him or her or by his or her guardian or legal representative. Any award made under the Amended Plan may provide that any shares of Windstream common stock issued or delivered as a result of the award will be subject to further restrictions upon transfer.

Adjustments

The Compensation Committee shall make or provide for such adjustments in the numbers of shares of Windstream common stock covered by outstanding option rights, SARs, performance shares, restricted stock units and other share-based awards, in the option price and base price provided in outstanding options and SARs, and in the kind of shares covered thereby, as the Compensation Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Compensation Committee may provide in substitution for any or all of the outstanding awards under the Amended Plan such alternative consideration (or no consideration) as it may in good faith determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Compensation Committee may also make or provide for such adjustments in the number of shares available under the Amended Plan, the various sub-limits described above, the number of shares and price per share applicable to any outstanding award, and other share limitations contained in the Amended Plan as the Compensation Committee may determine to reflect any transaction or event described above.

Amendments and Miscellaneous

The Amended Plan may be amended by the Board of Directors of Windstream, but any amendment that must be approved by Windstream’s stockholders in order to comply with applicable laws or rules will not be effective unless and until such approval has been obtained. However, the Board of Directors of Windstream may amend the Amended Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws and regulations, or in the interpretation of such laws and regulations.

Where the Compensation Committee has established conditions to the exercisability or retention of certain awards, the Amended Plan allows the Compensation Committee to take action in its sole discretion at or after the date of grant to adjust such conditions in certain circumstances, including in the case of the death, disability or retirement of a participant.

The Compensation Committee may not, without the further approval of Windstream’s stockholders, authorize the amendment of any outstanding option right or appreciation right to reduce the option price or base price. No option right or appreciation right may be cancelled and replaced with awards having a lower option price or base price, respectively, without further approval of our stockholders.

The Compensation Committee may permit participants to elect to defer the issuance or delivery of shares of Windstream common stock or the settlement of awards in cash under the Amended Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Amended Plan. The Compensation Committee also may provide that deferred issuances or deliveries and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

The Compensation Committee may condition the grant of any award or combination of awards authorized under the Amended Plan on the deferral by the participant of his or her right to receive a cash bonus or other compensation otherwise payable by Windstream or a subsidiary to the participant.

The Compensation Committee may provide for special terms for awards to participants who are foreign nationals or who are employed by Windstream or any of its subsidiaries outside of the United States of America as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom.

Termination

No grant will be made under the Amended Plan more than 10 years after the date on which the Amended Plan was first approved by Windstream’s Board of Directors, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Amended Plan.

Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Amended Plan. This summary is not intended to be complete and does not describe state, local, foreign or other tax consequences.

Tax Consequences to Participants

Nonqualified Stock Options.    In general, (i) no income will be recognized by an optionee at the time a nonqualified option right is granted; (ii) at the time of exercise of the nonqualified option right ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of Windstream common stock and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares of Windstream common stock acquired pursuant to the exercise of the nonqualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.    No income will be recognized by an optionee upon the grant of an ISO. In general, no income will be recognized upon the exercise of an ISO. However, the difference between the option price paid and the fair market value of the shares at exercise may constitute a preference item for the alternative minimum tax. If shares of Windstream common stock are issued or delivered to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Windstream common stock acquired upon the timely exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.    No income will be recognized by a participant in connection with the grant of a tandem appreciation right or a free-standing appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Windstream common stock received on the exercise.

Performance Shares and Performance Units.    No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Windstream common stock received.

Restricted Shares.    The recipient of restricted shares generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“restrictions”). At such time the recipient will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units.    Generally, no income will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Windstream common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares also will commence on such date.

Other Share-Based Awards.    The recipient of a share-based award other than an award described above generally will be subject to tax at ordinary income rates on the fair market value of shares of Windstream common stock on the date of grant of the share-based award, and the capital gains/loss holding period for such shares also will commence on such date.

Dividend Equivalents.    Any dividend equivalents awarded with respect to awards granted under the Amended Plan and paid in cash or unrestricted shares of Windstream common stock will be taxed to the participant at ordinary income rates when received by the participant.

Section 409A.    The Amended Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and stock appreciation rights that comply with the terms of the Amended Plan are designed to be exempt from the application of Section 409A. Restricted stock units, performance shares, performance units and dividend equivalents granted under the Amended Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption (or other applicable exception). If not exempt, those awards will be designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Because the tax consequences to a participant may vary depending on his or her individual circumstances, each participant should consult his or her personal tax advisor regarding the federal and any state, local, foreign or other consequences to him or her.

Tax Consequences to Windstream

To the extent that a participant recognizes ordinary income in the circumstances described above, Windstream or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, (ii) is an ordinary and necessary business expense, (iii) is not an “excess parachute payment” within the meaning of Section 280G of the Code and (iv) is not disallowed by the $1 million limitation on certain executive compensation.

Future Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be granted in the future under the Amended Plan because the grant of awards under the Amended Plan is within the discretion of the Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of February 16, 2010 about our equity compensation plans under which awards are currently outstanding. As noted above, no further equity awards will be made under the equity compensation plans of D&E Communications, Inc., but outstanding awards under those plans will remain outstanding in accordance with their terms.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	0	0	1,960,557
Equity compensation plans not approved by security holders	0	0	0
Total	0	0	1,960,557

Specific Benefits

The Board of Directors has not approved any awards that are conditioned on stockholder approval of this proposal. Windstream cannot currently determine the exact benefits or number of shares subject to awards that may be granted in the future to executive officers and employees (including directors) under the Amended Plan. If the Amended Plan had been in effect in 2009, Windstream believes that its award grants for 2009 would not have been substantially different from those actually made in 2009 under the Plan. Please refer to the section titled “Information On Plan-Based Awards” and the “Grants of Plan-Based Awards” table in this Proxy Statement to see the award grants for 2009 under the Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE

COMPENSATION POLICIES

At the Annual Meeting, the Board of Directors is providing stockholders of Windstream the opportunity to vote on the following advisory (nonbinding) resolution:

“Resolved, that the stockholders approve the overall executive compensation philosophy, policies, and practices employed by Windstream, as described in the Compensation Discussion and Analysis in this Proxy Statement.”

As described in the Compensation Discussion and Analysis, our executive compensation philosophy, policies, and practices are designed to attract and retain key executives and provide total compensation that is consistent with the long-term interests of Windstream’s stockholders. In order to align management’s interests with the long-term interests of Windstream’s stockholders, Windstream uses meaningful short-term cash incentives and long-term equity-based incentives to provide compensation that is dependent on Windstream’s performance (or “at-risk”). In furtherance of these goals and in response to the overall business environment, in 2009 the Board of Directors of Windstream (i) froze the base salary, short-term incentive and long-term equity incentive levels for all named executive officers at the levels approved for 2008 and (ii) eliminated country club memberships and financial planning perquisites for executive officers. The Board of Directors has also adopted a clawback policy that requires executive officers to repay or forfeit covered compensation under the conditions set forth in the policy.

The Board of Directors values and encourages constructive dialogue on compensation and other important governance topics with Windstream’s stockholders, to whom it is ultimately accountable. In February 2010, the Board of Directors concluded that allowing an advisory vote on executive compensation provides an additional way for Windstream stockholders to share their views on the company’s executive compensation strategy.

The Board of Directors requests stockholder approval of the company’s overall executive compensation philosophy, policies and practices. Although your vote is advisory and will not be binding upon the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 3 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to audit Windstream’s consolidated financial statements for the fiscal year ending December 31, 2009. Windstream is submitting to the stockholders for ratification at the Annual Meeting the selection of PwC as Windstream’s independent auditors for 2009, although neither the Board of Directors nor its Audit Committee maintains a policy requiring Windstream to seek stockholder ratification of the independent auditor selection. PwC also served as Windstream’s independent auditor during 2008 and 2009 in connection with the audits of the 2008 and 2009 fiscal years. Information regarding PwC’s fees for 2008 and 2009 is provided below under the caption “Audit and Non-Audit Fees.” Representatives of PwC are expected to be present at the 2010 Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

If the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as Windstream’s independent registered public accountant, the Board will reconsider the appointment. However, even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Windstream and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR PROPOSAL NO. 4 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL – HOLDING EQUITY UNTIL RETIREMENT

The stockholder proposal, which follows, is a verbatim submission by the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund (who has notified Windstream that it is the beneficial owner of Windstream common stock valued at more than $2,000), for consideration by Windstream stockholders. All statements therein are the sole responsibility of the Fund.

Resolved, that stockholders of Windstream Corporation (“Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to stockholders regarding the policy before Company 2011 annual meeting of stockholders. The stockholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at Company.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on Company long-term success and would better align their interests with those of Company stockholders. In the context of the current financial climate, we believe it is imperative that companies reshape their compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation. A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

The Company has established stock ownership guidelines for executive officers. The Chief Executive Officer (“CEO”) is required to maintain beneficial ownership of shares at ten times base salary; the Chief Financial Officer (“CFO”) and General Counsel at five times base salary; and three times base salary for all other executive officers. Further, officers are required to hold for at least six months all shares received, net of tax payment obligations, upon vesting of restricted stock or the exercise of stock options. Newly appointed executive officers have a transition period of three years from their initial appointment.

We believe this policy does not go far enough to ensure that equity compensation builds executive ownership, especially given the extended time period for compliance. We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

We urge stockholders to vote for this proposal.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board of Directors has considered this proposal and believes its adoption is unnecessary and is not desirable. The Board believes that its existing policies already address the objectives of the proposal and believes that the proposal would undermine the effectiveness of the Company’s existing executive compensation programs. Stock ownership is a fundamental element of the Company’s compensation program and provides an essential source of incentives to our executives. The Board believes that the Company’s equity compensation policies have been essential to attracting and retaining talented executives and in motivating them to manage toward long term value for the Company’s stockholders.

The Company’s executive compensation program is carefully balanced to provide a competitive level of at-risk and performance-based incentives through a combination of equity awards that includes performance-based and time-based vesting of restricted stock. The use of equity awards demonstrates the Board of Directors’ belief that executive stock ownership aligns the executives’ interests with those of the stockholders by ensuring that executives have an interest in the long-term performance of the Company and an investment in the future of the Company. Consistent with this belief in the value and importance of equity compensation, the Committee has established stock ownership guidelines for executives as outlined in detail in the “Stock Ownership Guidelines” section in this Proxy Statement. The stock ownership guidelines were last revised in 2007 and have been in place since Windstream’s inception. These guidelines impose robust ownership requirements on the executive officers. When these guidelines are considered along with Windstream’s Clawback Policy which requires executive officers to forfeit equity received from vested equity compensation awards under the conditions set forth in the policy, the Board of Directors believes that the interests of discouraging excessive risk-taking and promoting long-term, sustainable value creation are already more than adequately addressed by Windstream’s policies.

The Board of Directors believes that these existing programs have achieved the right balance between providing executives with meaningful compensation in the form of equity awards and also ensuring that they have an appropriate investment in the Company’s future. Adopting this proposal would constrain the Committee’s ability to utilize significant at-risk equity components because a requirement to hold such awards through termination of employment would mean that executives would not have access to a majority of the equity component of compensation until two years after they retire or otherwise cease to be employed by the Company. In addition, by requiring retention for a period of two years following termination of employment, executives who have been successful in enhancing stockholder value may choose to leave the Company earlier than they otherwise would if they are interested in retaining the value they have helped to create by selling any of their shares.

The Board of Directors remains committed to the design and implementation of equity compensation programs and stock ownership guidelines that best align the interests of the Company’s leadership with those of the stockholders while providing competitive compensation that requires executives to own a significant portion of Company stock while ensuring appropriate personal flexibility and aligning the long-term interests of employees and stockholders.

For these reasons Windstream believes this proposal is unnecessary and undesirable and could have adverse consequences for stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholders who intend to present proposals at the 2011 Annual Meeting, and who wish to have those proposals included in Windstream’s proxy statement for the 2011 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, prior to November 25, 2010. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for Windstream’s 2011 Annual Meeting.

CERTAIN TRANSACTIONS

Windstream has adopted a procedure for the review and approval of related party transactions. The Governance Committee is responsible for the review and approval of transactions covered by the policy, although transactions can also be approved by the disinterested members of the Board of Directors.

Under the policy, the Governance Committee or the Board must approve any transaction in which Windstream is a participant, the amount involved exceeds $60,000, and in which any covered person has a direct or indirect material interest. To be approved, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or is otherwise determined to be fair and in the best interests of Windstream. A transaction does not include the provision of services, the sale of products or other transactions conducted by Windstream in the ordinary course of business and on terms generally available to employees or customers. A transaction also does not include an employment or service relationship involving a director or executive officer and any related compensation resulting from that relationship that is approved by Windstream’s Compensation Committee or is disclosed in the proxy statement pursuant to the SEC’s executive compensation rules. The persons covered by the policy are Windstream’s directors, director nominees, and executive officers, an immediate family member of any of the foregoing, and any entity that is controlled by any of the foregoing persons.

During 2009, Windstream engaged Touchwood Technologies of Little Rock, Arkansas to perform information technology consulting services including website development and email fulfillment and paid Touchwood approximately $208,000 for these services. The brother of John Eichler is an employee with Touchwood and performs services for Touchwood on engagements with Windstream. Windstream engaged Touchwood to perform these services prior to John Eichler’s appointment to his position of Controller, and John Eichler has had no involvement in Windstream’s relationship with Touchwood or Windstream’s procurement decisions for this vendor. Windstream believes that the engagements with Touchwood are on market terms that are comparable or more favorable to those that could be obtained in arm’s length dealings with unrelated third parties. Any future engagements, or amendments or renewals of any existing engagements, of Touchwood by Windstream will be subject to Windstream’s procedure for the review and approval of related party transactions involving officers, including, without limitation, approval by the Governance Committee of the Board of Directors of Windstream.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Windstream’s directors and executive officers, and persons who own more than ten percent of Windstream’s Common Stock, to file with the SEC and the NASDAQ initial reports of ownership and reports of changes in ownership of that Common Stock. To Windstream’s knowledge, based solely upon a review of copies of reports provided by those individuals to Windstream and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2009, Windstream believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met.

ANNUAL REPORT

The 2009 Annual Report accompanies this proxy statement, which incorporates a copy of Windstream’s 2009 Form 10-K report, including the consolidated financial statements and the financial statement schedules thereto.

For stockholders who elect to receive proxy materials by mail and not electronic delivery, only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to such stockholders who share an address, unless Windstream has received contrary instructions from one or more of the stockholders. Windstream will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered by mail upon the written or oral request from that stockholder to Windstream at the address provided below or by calling (501) 748-7000. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate distribution by mail of Windstream’s proxy statement and Annual Report in the future and stockholders sharing an address and receiving by mail multiple copies of Windstream’s proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify Windstream at: Investor Relations, Windstream Corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

AUDIT AND NON-AUDIT FEES

PricewaterhouseCoopers LLP (“PwC”) has been selected as Windstream’s independent auditors for 2010. Aggregate fees for professional services rendered by PwC for the years ended December 31, 2009 and 2008 were:

In thousands	2009	2008
Audit(a)	$2,827	$2,677
Audit-related(b)	—	—
Tax(c)	220	106
All other(d)	—	—

Total	$3,047	$2,783

(a)    Audit fees includes fees for the annual audit and quarterly reviews of the consolidated financial statements as well as services related to statutory/subsidiary audits, attestation reports required by statute or regulation, comfort letters and consents in respect to Securities and Exchange Commission filings, and accounting and financial reporting consultations. The increase in 2009 audit fees is primarily due to audit work performed in connection with the acquisitions of D&E Communications, Inc. and Lexcom, Inc.

(b)    Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm and are not reported under “Audit Fees.”

(c)    Tax fees are principally comprised of fees for tax consulting services provided by PwC.

(d)    All other fees are comprised of fees which cannot be associated with the categories previously noted.

In making its determination regarding the independence of PwC, the Audit Committee considered whether the provision of the services covered herein regarding “Audit-related fees”, “Tax fees” and “All other fees” was compatible with maintaining such independence. All services to be performed for Windstream by PwC must be pre-approved by the Audit Committee or a designated member of the Audit Committee pursuant to the Committee’s Pre-Approval Policies and Procedures. The Audit Committee’s pre-approval policy provides that Windstream may engage PwC for non-audit services (i) only if such services are not prohibited from being performed by PwC under the Sarbanes-Oxley Act of 2002 or any other applicable law or regulation and (ii) if such services are tax-related services, such services are one or more of the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies. The pre-approval policy provides that the Audit Committee, or any individual member of the Audit Committee who has been designated with authority to pre-approve audit or non-audit services to be performed by PwC, must pre-approve the engagement of PwC to perform such non-audit services, and any request for approval for PwC to perform a permitted non-audit service must be accompanied by a discussion of the reasons why PwC should be engaged to perform the services instead of an alternative provider.

OTHER MATTERS

The management and the Board of Directors of Windstream do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters.

Under Windstream’s Bylaws, nominations for director may be made only by the Board or by a Windstream stockholder who has delivered timely notice of such stockholder’s intent to make such nomination in writing to the Secretary of Windstream. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of Windstream (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first.

The stockholder’s notice of nomination shall set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to the stockholder and any “stockholder associated person” (as such phrase is defined below) giving the notice (A) the name and address, as they appear on the Windstream’s books, of such stockholder and any stockholder associated person, (B) the class and number of shares of Windstream which are beneficially owned by such stockholder and also which are owned of record by such stockholder, (C) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such stockholder associated person with respect to any share of Windstream stock; and (3) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person, (B) the class and number of shares of Windstream which are beneficially owned by such person, (C) a representation that the stockholder is a holder of record of stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such nomination. A stockholder associated person means, with respect to a stockholder, (1) any person directly or indirectly controlling, controlled by or under common control with, or directly or indirectly acting in concert with, such stockholder and (2) any beneficial owner of shares of Windstream stock owned of record or otherwise by such stockholder

The Bylaws also provide that no other business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a Windstream stockholder entitled to vote who has delivered timely notice to Windstream. These requirements apply to any matter that a Windstream stockholder wishes to raise at an annual meeting other than in accordance with the procedures in SEC Rule 14a-8. For business to be properly brought before an annual meeting, such proposed business must constitute a proper matter for stockholder action. For a stockholder to provide timely notice of a proposed action, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Windstream, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made, whichever occurs first.

A stockholder’s notice of proposed business (other than director nominations) must set forth as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, (2) the reason for conducting such business and any material interest of the stockholder and any stockholder associated person, individually or in the aggregate, including any anticipated benefit to the stockholder or stockholder associated person, (3) the name and address, as they appear on Windstream’s books, of the stockholder proposing such business and of any stockholder associated person, (4) the class and number of shares of Windstream common stock which are beneficially owned by the stockholder and by any stockholder associated person, (5) a representation that the stockholder is a holder of record of common stock of Windstream entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (6) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Windstream’s outstanding capital stock required to approve or adopt the proposal and/or (b) otherwise to solicit proxies from stockholders in support of such proposal, and (7) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any such stockholder associated person with respect to any share of Windstream stock.

All notices of stockholder nominations for director or other proposed business must be delivered in writing to the Corporate Secretary of Windstream at the principal executive offices of Windstream at 4001 Rodney Parham Road, Little Rock, Arkansas 72212.

Windstream will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of Windstream, personally or by telephone or electronic means. In the event the management of Windstream deems it advisable, Windstream may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by Windstream, in the event of such an engagement, likely would not exceed $20,000. Windstream will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with applicable regulations.

The material referred to in this proxy statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

IT IS IMPORTANT THAT ALL SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO VOTE AS SOON AS POSSIBLE ON THE INTERNET, BY TELEPHONE, OR BY MAIL.

Dated: March 26, 2010	By Order of the Board of Directors,
John P. Fletcher, Secretary

APPENDIX A

Amended and Restated

2006 Equity Incentive Plan

WINDSTREAM

2006 EQUITY INCENTIVE PLAN

(as amended and restated effective February 17, 2010)

1. Purpose of the Plan. The purpose of this Plan is to attract, retain and motivate directors, officers and other key employees of Windstream (the “Company”) and its Subsidiaries and to provide to such persons incentives and rewards for superior performance and contribution. The Plan became effective July 17, 2006, and was subsequently amended as of January 1, 2008. The Plan is hereby amended and restated effective as of February 17, 2010 as set forth herein, subject to the approval of our stockholders at the 2010 annual meeting.

2. Definitions. Capitalized terms used herein shall have the meanings assigned to such terms in this Section 2.

“Applicable Laws” means the requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Shares are listed or quoted and the applicable laws of any other country or jurisdiction where awards are granted under this Plan.

“Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

“Board” means the Board of Directors of the Company.

“Change in Control” means if at any time any of the following events shall have occurred (except as may be otherwise prescribed by the Board in an Evidence of Award):

a. The acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this definition, any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subparagraph c. below shall not be deemed to result in a Change in Control;

b. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

c. The consummation of a reorganization, merger or consolidation or sale or other disposition of more than fifty percent (50%) of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

d. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of common stock, par value $0.0001, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

“Company” means Windstream Corporation and its successors.

“Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

“Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Units or Performance Shares or a grant or sale of Restricted Shares or Restricted Stock Units, or awards granted under Section 10 of this Plan shall become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

“Director” means a member of the Board.

“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units, Performance Shares, Restricted Shares, Restricted Stock Units, or awards granted under Section 10 of this Plan. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Units or Performance Shares or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares and Restricted Stock Units pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Management Objectives may be stated as a combination of the listed factors. If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances (including those events and circumstances described in Section 12 of this Plan) render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

“Market Value per Share” means, as of any particular date, (i) the closing sale price per Common Share as reported on the principal exchange on which Common Shares are then trading, or if there are no sales on such day, on the next preceding trading day during which a sale occurred, or (ii) if clause (i) does not apply, the fair market value of a Common Share as determined by the Board.

“Non-Employee Director” means a Director who is not an employee of the Company or any Subsidiary.

“Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.

“Option Price” means the purchase price payable on exercise of an Option Right.

“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

“Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer or other key employee of the Company or any of its Subsidiaries, or who has agreed to commence serving in any such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units or any awards under Section 10 of this Plan.

“Performance Period” means, in respect of a Performance Unit or Performance Share, a period of time established pursuant to Section 6 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 6 of this Plan.

“Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 6 of this Plan.

“Plan” means this Windstream 2006 Equity Incentive Plan, as amended from time to time.

“Restricted Shares” means Common Shares granted or sold pursuant to Section 7 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 7 has expired.

“Restricted Stock Units” means an award of the right to receive Common Shares at the end of a specified Restriction Period made pursuant to Section 8 or Section 9 of this Plan.

“Restriction Period” means the period of time during which Restricted Stock Units are subject to deferral limitations under Section 8 of this Plan.

“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the per share Option Price or per share Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

“Subsidiary” means a corporation, company or other entity which is designated by the Board and in which the Company has a direct or indirect ownership or other equity interest, provided, however, that (i) for purposes of determining whether any person may be a Participant with respect to any grant of Incentive Stock Options, the term “Subsidiary” has the meaning given to such term in Section 424 of the Code, as interpreted by the regulations thereunder and applicable law; and (ii) for purposes of determining whether any person may be a Participant with respect to any grant of Option Rights or Appreciation Rights that are intended to be exempt from Section 409A of the Code, the term “Subsidiary” means any corporation or other entity as to which the Company is an “eligible issuer of service recipient stock” (within the meaning of 409A of the Code).

“Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

3. Shares Available Under the Plan.

a. Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares, (iii) in payment of Restricted Stock Units, (iv) in payment of Performance Units or Performance Shares that have been earned, (v) as awards to Non-Employee Directors, (vi) in payment of awards granted under Section 10 of this Plan or (vii) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 20,000,000 Common Shares, plus any shares relating to awards that expire or are forfeited or are cancelled. Common Shares covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant. Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under the Plan, any Common Shares that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) Common Shares tendered in payment of the

Option Price of an Option Right shall not be added to the aggregate Plan limit described above; (B) Common Shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the aggregate Plan limit described above; (C) Common Shares that are repurchased by the Company with Option Right proceeds shall not be added to the aggregate Plan limit described above; and (D) all Common Shares covered by an Appreciation Right, to the extent that it is exercised and settled in Common Shares, and whether or not Common Shares are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan. Such Common Shares may be shares of original issuance or treasury shares or a combination of the foregoing.

b. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the number of shares available in Section 3(a) above.

c. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 12 of this Plan, (i) the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 10,000,000 Common Shares; (ii) no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 1,000,000 Common Shares during any calendar year; and (iii) the number of Restricted Shares and shares issued under Restricted Stock Units (after taking forfeitures into account) shall not exceed, in the aggregate, 10,000,000 Common Shares.

d. Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of (i) Performance Shares, Restricted Shares or Restricted Stock Units that specify Management Objectives, in the aggregate, for more than 1,000,000 Common Shares or (ii) Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $12,000,000.

4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each grant shall specify the number of Common Shares to which it pertains.

b. Each grant shall specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

c. Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, on such basis as the Board may determine, (iii) in any other legal consideration that the Board may deem appropriate, on such basis as the Board may determine, or (iv) by a combination of such methods of payment.

d. To the extent permitted by law, any grant may provide for (i) deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates; (ii) payment of the Option Price, at the election of the Optionee, in installments, with or without interest, upon terms determined by the Board; or (iii) any combination of such methods.

e. Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

f. Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control, retirement, death or disability of the Optionee or other similar transaction or event as approved by the Board.

g. Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

h. Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) “nonqualified stock options” that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code on the Date of Grant.

i. The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

j. No Option Right shall be exercisable more than 10 years from the Date of Grant.

k. Each grant of Option Rights shall be evidenced by an Evidence of Award which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Board may approve.

l. The Board may, at the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

5. Appreciation Rights.

a. The Board may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

b. Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii) Each grant shall specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Right or installments thereof will become exercisable and may provide for the earlier exercise of such Appreciation Rights in the event of a Change in Control, retirement, death or disability of the Participant or other similar transaction or event as approved by the Board.

(iv) Each grant of an Appreciation Right shall be evidenced by an Evidence of Award, which shall describe such Appreciation Right, identify any related Option Right, state that such Appreciation Right is subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan and applicable sections of the Code, as the Board may approve.

(v) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Shares on a current, deferred or contingent basis.

c. Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

d. Regarding Free-Standing Appreciation Rights only:

(i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall not be less than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

e. Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition to exercise such rights.

6. Performance Units and Performance Shares. The Board may also authorize the granting to Participants of Performance Units and Performance Shares that will become payable (or payable early) to a Participant upon achievement of specified Management Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each grant shall specify the number of Performance Units or Performance Shares to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

b. The Performance Period with respect to each Performance Unit or Performance Share shall be such period of time commencing with the Date of Grant as shall be determined by the Board at the time of grant. Each grant may provide for the earlier lapse or other modification of such Performance Period in the event of a Change in Control, retirement, or death or disability of the Participant or other similar transaction or event as approved by the Board.

c. Any grant of Performance Units or Performance Shares shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Units or Performance Shares that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Units or Performance Shares shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Board must determine that the Management Objectives have been satisfied.

d. Each grant shall specify the time and manner of payment of Performance Units or Performance Shares that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company to the Participant in cash, in Common Shares or in any combination thereof, and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

e. Any grant of Performance Units may specify that the amount payable or the number of Common Shares issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant.

f. Each grant of Performance Units or Performance Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Board may approve.

g. The Board may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

7. Restricted Shares. The Board may also authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:

a. Each such grant or sale shall constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (unless otherwise determined by the Board), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

b. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

c. Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control, retirement, or death or disability of the Participant or other similar transaction or event as approved by the Board.

d. Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

e. Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

f. Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

g. Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

8. Restricted Stock Units. The Board may also authorize the grant or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

a. Each such grant or sale shall constitute the agreement by the Company to deliver Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Restriction Period as the Board may specify.

b. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

c. Each such grant or sale shall be subject to a Restriction Period as determined by the Board at the Date of Grant, and may provide for the earlier lapse or other modification of such Restriction Period in the event of a Change in Control, retirement, or death or disability of the Participant or other similar transaction or event as approved by the Board.

d. Any grant of Restricted Stock Units may specify Management Objectives that, if achieved, will result in termination or early termination of the Restriction Period applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

e. During the Restriction Period, the Participant shall have no right to transfer any rights under his or her award and shall have no rights of ownership in the Restricted Stock Units and shall have no right to vote them, but the Board may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares.

f. Each grant or sale of Restricted Stock Units shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan and applicable sections of the Code, as the Board may approve.

9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights under Section 4 of this Plan or Appreciation Rights under Section 5 of this Plan, and may also authorize the grant or sale of Restricted Shares under Section 7 of this Plan, Restricted Stock Units under Section 8 of this Plan or other awards under Section 10 of this Plan, or any combination of the foregoing.

10. Other Awards.

a. The Board is authorized, subject to limitations under applicable law, to grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Company. The Board shall determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Board shall determine.

b. Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

c. The Board is authorized to grant Common Shares as a bonus, or to grant Common Shares or other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board.

11. Transferability.

a. Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights and Appreciation Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.

b. The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Units or Performance Shares or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7 of this Plan, shall be subject to further restrictions on transfer.

12. Adjustments. The Board shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Performance Shares, Restricted Stock Units and share-based awards described in Section 10 of this Plan granted hereunder, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets (including, without limitation, a special or large non-recurring dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c)(i) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify. In no event shall any adjustment be required under this Section 12 if the Board determines that such action could cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A in respect of an outstanding award.

13. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

14. Withholding Taxes. The Company shall have the right to deduct from any payment or benefit realized under this Plan an amount equal to the federal, state, local, foreign and other taxes which in the opinion of the Company are required to be withheld by it with respect to such payment or benefit. To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or other recipient make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. At the discretion of the Board, such arrangements may include relinquishment of a portion of such benefit pursuant to procedures adopted by the Board from time to time. The Company and a Participant or such other recipient may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

15. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Corporate Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16. Administration of the Plan.

a. This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee (or a subcommittee thereof), or such other committee as designated by the Board performing similar functions as required by the listing standards of the New York Stock Exchange, as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee).

b. The interpretation and construction by the Board of any provision of this Plan or of any Evidence of Award and any determination by the Board pursuant to any provision of this Plan or of any such Evidence of Award shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

c. To the extent permitted by applicable law, the Board or, to the extent of any delegation as provided in Section 16(a), the committee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the committee or such person may have under the Plan. To the extent permitted by applicable law, the Board or the committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Board or the committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board or the committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

17.	Amendments and Other Matters.

a. The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment thereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans or otherwise with or without stockholder approval. Without limiting the generality of the foregoing, the Board may amend this Plan to eliminate provisions which are no longer necessary as a result in changes in tax or securities laws or regulations, or in the interpretation thereof.

b. The Board shall not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price. Furthermore, no Option Right or Appreciation Right shall be cancelled and replaced with awards having a lower Option Price or Base Price, respectively, without further approval of the stockholders of the Company. This Section 17(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and shall not be construed to prohibit the adjustments provided for in Section 12 of this Plan.

c. The Board also may permit Participants to elect to defer the issuance of Common Shares or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

d. The Board may condition the grant of any award or combination of awards authorized under this Plan on the deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

e. If permitted by Section 409A of the Code, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

f. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

g. To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

h. Subject to Section 20, this Plan shall continue in effect until the date on which all Common Shares available for issuance or transfer under this Plan have been issued or transferred and the Company has no further obligation hereunder.

i. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

j. This Plan and each Evidence of Award shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

k. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

18. Compliance with Section 409A of the Code. Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Board determines that any award granted under the Plan is subject to Section 409A of the Code, the Evidence of Award shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Evidence of Award (unless the Evidence of Award provides otherwise with specific reference to this Section), an award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Although the Company intends to administer the Plan so that awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Plan. Any reference in this Plan to Section 409A of the Code will also include the applicable proposed, temporary or final regulations, or any other guidance, issued with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

19. Applicable Laws. The obligations of the Company with respect to awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Board determines may be required.

20. Termination. No grant shall be made under this Plan more than 10 years after the date on which this Plan is first approved by the Board, but all grants effective on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.

END OF DOCUMENT

APPENDIX B

Companies Included in 2009 Benchmark Survey

ADTRAN Incorporated

AGL Resources

Alaska Communications Systems Group

Alltel Corporation

Asurion Corporation

AT&T, Inc.

Brightpoint, Inc.

Broadview Networks

Cablevision Systems Corp

Caci International, Inc.

Century Tel, Inc.

Charter Communications

Cox Enterprises Inc

CPS Energy

Crown Castle Int’l Corporation

D & E Communications Inc

Direct Financial Solutions Inc

Duke Energy Corporation - Dukenet Communications, Inc.

Embarq Corporation

FPL Group - Fpl Fibernet

Frontier Communications Corp

GCI Communication Corp

Global Crossing

Integra Telecom, Inc.

Intelsat Global Service Corporation

Leap Wireless International, Inc.

Level 3 Communications, Inc.

MetroPCS Communications, Inc.

NACR

NII Holdings, Inc.

Paetec

Qwest Communications International, Inc.

SBA Network Services, Inc.

Securus Technologies Inc

Solarus

Southern Company - Southernlinc

Sprint Nextel Corporation

SureWest Communications Co

TDS Telecom

Telephone & Data Systems, Inc.

Time Warner Cable

T-Mobile Usa

U.S. Cellular®

University Of Michigan

Verizon Communications Inc.

Viacom, Inc.

Virgin Media Inc.

Windstream Communications

B-1

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 5, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/WIN • Follow the steps outlined on the secured website.

Vote by telephone

  • Call toll free 1-800-652-VOTE (8683) within the

    USA, US territories & Canada any time on a touch tone

    telephone. There is NO CHARGE to you for the call.

  • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	01 - Carol B. Armitage	02 - Samuel E. Beall, III	03 - Dennis E. Foster
	04 - Francis X. Frantz	05 - Jeffery R. Gardner	06 - Jeffrey T. Hinson
	07 - Judy K. Jones	08 - William A. Montgomery

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To adopt and approve the Amended and Restated 2006 Equity Incentive Plan	☐	☐	☐	3. To consider and approve an advisory (non-binding) resolution concerning the Company’s executive compensation policies	☐	☐	☐

4. To ratify the appointment of PricewaterhouseCoopers, LLP as Windstream’s Independent registered public accountants for 2010	☐	☐	☐

B	Stockholder Proposal — The Board of Directors recommends a vote AGAINST Proposal 5.

	For	Against	Abstain
5. Holding Equity Until Retirement	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

015NEB

Receive Proxy Materials Electronically

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree ® program and we’ll have a tree planted on your behalf. Electronic delivery saves Windstream a significant portion of the costs associated with printing and mailing annual meeting materials, and Windstream encourages stockholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for electronic delivery and have a tree planted on your behalf, please provide your email address while voting online, or register at www.eTree.com/windstream.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Windstream Corporation

Notice of 2010 Annual Meeting of Stockholders

Wednesday, May 5, 2010

11:00 a.m. local time

The Capital Hotel

111 West Markham Street

Little Rock, Arkansas 72201

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 5, 2010.

The undersigned hereby appoints Jeffery R. Gardner, Anthony W. Thomas and John P. Fletcher, or either of them, with full power of substitution, as proxies and attorneys-in-fact with the power of substitution to represent the undersigned and to vote all of the undersigned’s shares of voting stock at the Annual Meeting of Stockholders on May 5, 2010, and at any postponements or adjournments thereof, in accordance with and as more fully described in the Notice of 2010 Annual Meeting of Stockholders and the Proxy Statement, receipt of which is acknowledged. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposal 5.

D	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.